================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                 AMENDMENT NO. 3
                                       TO
                                    FORM SB-2


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          ANYTHING INTERNET CORPORATION
                  ---------------------------------------------
                 (Name OF Small Business Issuer in its Charter)


         COLORADO                    5961                    84-1425882
  ----------------------     ----------------------     ----------------------
  (State or jurisdiction     (Primary Standard             (I.R.S. Employer
    of incorporation or       Classification Code       Identification Number)
      organization)            Industry Number)

                          3020 NORTH EL PASO, SUITE 103
                           COLORADO SPRINGS, CO  80907
                                  719-227-1903
          ------------------------------------------------------------
          (Address and Telephone Number of Principal Executive offices)

                                 J. SCOTT SITRA
                          3020 NORTH EL PASO, SUITE 103
                           COLORADO SPRINGS, CO  80907
                              719-227-1903 EXT. 102
            --------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                        Copies of all Communications to:

                            WILLIAM M. ZIERING, ESQ.
                       FOUR EMBARCADERO CENTER, SUITE 3400
                          SAN FRANCISCO, CA  94111-4187
                             TELEPHONE: 415-956-0161
                             FACSIMILE: 415-398-3249

Approximate date of commencement of proposed sale to the public: As soon as practical after this Registration Statement becomes effective and the warrants representing the common stock being registered herein are exercised.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act please check the following box. [X]


                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
                              Proposed     Proposed
Title of Each                 Maximum      Maximum
   Class of                   Offering     Aggregate     Amount of
Securities to  Amount to be   Price per    Offering     Registration
be Registered  Registered     Share(1)     Price(1)         Fee
-------------------------------------------------------------------------------
common stock,
no par value,
underlying
Outstanding
Warrants             200,000  $      3.00  $   600,000  $      166.80
-------------------------------------------------------------------------------
     Total                                              $      166.80

(1) The maximum offering price per share of the common stock has been calculated pursuant to Rule 457(g).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ("COMMISSION"), ACTING PURSUANT TO SAID
SECTION  8(a),  MAY  DETERMINE.

                                EXPLANATORY NOTE

     We are registering the common stock to comply with contractual obligations arising under issued and outstanding stock purchase warrants. We are registering these shares of common stock so that these investors may sell from time to time in the public market, should one develop, any common stock they acquire upon the exercise of their warrants. We refer to these investors as "selling stockholders" in this registration statement and will receive no proceeds from the sale of these shares by such stockholders other than the amounts received from them exercising their warrants into shares of common stock. There will be no general offering of shares to the public. Therefore, no underwriter is being used.

PART  I
------

   FRONT OF REGISTRATION STATEMENT AND OUTSIDE FRONT COVER PAGE OF PROSPECTUS.

ANYTHING  INTERNET  CORPORATION

[ANYTHING  INTERNET  LOGO]

PROSPECTUS

200,000  Shares  of  common  stock

     This prospectus relates to the offering by certain stockholders of Anything Internet Corporation of 200,000 shares of our common stock.

Investing in the common stock involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Price  to  Selling  Shareholders     Underwriting

Discount  (1)     Proceeds  to
Company   (2)
Per  Share     $3.00        -0-     $3.00
Total          $600,000     -0-     $600,000
---------------------------------------------------------------
(1)  No  underwriters  are  being  used  to  conduct  this  offering.
(2)  Before  deducting  expenses  estimated  at  $26,667.

June  [insert],  1999.


            INSIDE FRONT AND OUTSIDE BACK COVER PAGES OF PROSPECTUS.

Table  of  contents


                      Table  of  contents

                                                        Page
                                                        ----
Prospectus Summary                                         3
Risk Factors                                               5
Use of Proceeds                                           16
Determination of Offering Price                           16
Dividend Policy                                           16
Capitalization                                            16
Dilution                                                  17
Selected Financial
  Information                                             18
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations                                              19
Business                                                  21
Management                                                32
Executive Compensation                                    34
Certain Transactions                                      34
Principal Stockholders                                    35
Description of Securities                                 36
Shares Eligible For Future
  Sale                                                    38
Legal Matters                                             38
Experts                                                   40
Additional Information                                    40
Index to Financial
  Statements                                             F-1


     No dealer, salesperson or any other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute and offer to sell, or a solicitation of any offer to buy, the common stock in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of the Company since the date hereof.

     Until [insert], 1999, (30 days from the date of this prospectus) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.


                                  RISK FACTORS

We  are  a  development  stage  company  with  no  profits  to  date.

     We founded our company in the state of Colorado on August 15, 1997, and opened our first Internet storefront in December 1997. Accordingly, we have a limited operating history upon which you can evaluate our business and future prospects. You should consider this factor in light of the risks, expenses and difficulties that are associated with our early development stage and rapidly evolving business model. Since our inception through March 31, 1999 we have generated revenues of $3,058,352 and lost ($407,582). In order to be successful and eventually post a profit or positive cash flow, we must attract more traffic to our existing and future Internet storefronts.


Our  future  success depends on key persons J. Scott Sitra and Robert C. Schick.

     Our future success depends, in part, on the continued services of our senior management, particularly J. Scott Sitra, our President and Chief Executive Officer, and Robert C. Schick, Chief Technology Officer and President and Chief Executive Officer of our wholly-owned subsidiary, AnythingPC Internet Corporation. Our future success also depends upon our ability to retain and motivate key employees. The loss of the services of Mr. Sitra, Mr. Schick or any other key employees would have a material adverse effect on our business, results of operations and financial condition. We currently maintain key person insurance on Mr. Schick through The New England that will provide us with $10,000 a month for up to 24 months should Mr. Schick become incapacitated in any way. We are exploring similar key person insurance policies for Mr. Sitra.

None of our officers or key persons are bound by employment agreements. Therefore, our relationships with any of these officers and key employees can be terminated at any time.


Computer  system  failure  could  harm  our  business.

     Our operations and computer and communications hardware systems are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and other similar events. We maintain mirrored communications sites in San Diego, California and Colorado
Springs, Colorado with plans to add a third such mirrored site, but cannot be certain that, if one site were to fail, the other mirrored site would continue working properly until any damage was repaired. We carry a $2 million general insurance policy, but cannot be certain that this policy will adequately cover any potential losses that may occur. Our disaster recovery plans rely heavily on having one mirrored site up and running at all times. Losses and liabilities arising from uninsured or underinsured events could materially affect our business, results of operations and financial conditions.


Our  market  and  business  technology  is  rapidly  changing.

     To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our Internet storefronts. Internet e-commerce is currently characterized by rapid technological change, changes in customer requirements and preferences, frequent new product and service introductions embodying new technologies, and the emergence of new industry standards and practices that could render our existing Internet storefronts and enabling technologies obsolete. If we are unable, for technical, legal, financial or other reasons, to adapt quickly to changing market conditions and customer requirements, our business, financial condition and results of operations would be materially adversely affected.


Failure  to  maintain  and  develop.

     We purchase the merchandise we sell via our Internet storefronts from a variety manufacturers and distributors. We currently rely substantially on two major distributors: Ingram Micro and Tech Data. If we fail to develop and maintain relationships with these and other manufacturers and distributors, we may not be able to purchase and inventory sufficient quantities of products at acceptable costs levels which would materially adversely affect our business, financial condition and results of operations.

We rely heavily on intellectual property.

     We rely heavily on trademark and copyright law, trade secret protection, and confidentiality and/or licensing agreements with our employees, customers, strategic partners and others to protect our intellectual property rights. If we fail to protect and develop our intellectual property, our business, financial condition and results of operations could be materially adversely affected. We may need to engage in future litigation to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. If we engage in such litigation, it could result in substantial costs and diversion of management and technical resources, either of which could materially affect our business, financial condition and results of operations.

     In addition, we can give no assurance that other parties will not assert infringement claims against us or that such a claim will not be asserted or prosecuted against us. If such a claim is made in the future, our business, financial condition and results of operations could be materially adversely affected. Defending such a claim, whether it is with or without merit, could result in costly litigation and a diversion of management and technical personnel, cause product shipment delays, or require us to develop non-infringing technology or enter into royalty or licensing agreements. A royalty or licensing agreement, if required, may not be available on terms acceptable to us, if at all. In the event of a successful claim and our failure or inability to develop non-infringing technology or license the technology, our business, financial condition and results of operations would be materially adversely affected.


Potential  government  regulation of the Internet and other legal uncertainties.

     We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, export control laws and laws or regulations directly applicable to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of certain additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have a material adverse effect on our business, financial condition and results of operations.

     Because our services are available over the Internet in multiple states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state or foreign country. We are currently qualified to do business only in Colorado and Florida. If we fail to qualify as a foreign corporation in a jurisdiction where it is required to do so, we could become subject to taxes and penalties for failure to qualify, which could materially adversely affect our business, financial condition and results of operations, and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whos laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services, could materially adversely affect our business, financial condition and results of operations.


Security  risk  and  credit  card  fraud.

     A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. We rely on licensed third party encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the algorithms we use to protect our customers, transaction data or our software vendors and products. Someone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or alleviate problems caused by such breaches. Such expenditures could have a material adverse effect on our business, results of operations and financial condition.

     Because we store and transmit proprietary information, such as credit card numbers, a breach of our security could damage our reputation and expose us to potential liability from litigation and reimbursement of losses. We can give you no assurance that our security measures will prevent a future security breach or that, should a security breach occur, it will not have a material adverse effect on our business, results of operations and financial condition. In addition, we have incurred losses, as have other retailers who accept credit card payments without obtaining a signature, from orders placed using fraudulent or stolen credit card information, despite obtaining approvals from financial institutions. Under current commercial banking and credit card practices, we are liable for fraudulent credit card transactions. Our security measures to date have been successful and our losses due to credit card fraud have not been material. We can give you no assurance that our security measures will always be successful and, as a result, could suffer from significant losses in the future which could have a material adverse effect on our business, results of operations and financial condition.


Potential  liability  of  Internet  content.

     We could be exposed to liability for third-party information that may be accessible through our Internet store-fronts. Such claims might assert, among other things, that, by directly or indirectly providing links to Internet sites operated by third parties, we should be liable for copyright or trademark infringements or other wrongful actions by such third parties through such Internet sites. It is also possible that, if any third party content information provided on our Internet storefronts contain errors, consumers might make claims against us for losses incurred in reliance on such information.

     At times, we also enter into agreements with other companies under which any revenue that results from the purchase of services through direct links to or from our Internet sites is shared. Such arrangements may expose us to additional legal regulation and potential liabilities to consumers of these services, even if we do not provide the services ourselves. We cannot assure you that any indemnification provided to us in our agreements with these parties, if available, will be adequate. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial conditions.


Potential  increased  burdens  in  collecting  sales  and  other  taxes.

     We do not currently collect sales and other similar taxes in respect to our shipment of goods into states other than Colorado and Florida. However, one or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on out of state companies, such as ourselves, which engage in online commerce. In addition, any new operation in states outside of Colorado or Florida could subject shipments into such states to state sales taxes under current or future laws. A successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the sale of merchandise could have a material adverse effect on our business, prospects, financial condition and results of operations.


Our  common  stock  could  become  subject  to  the  penny  stock  rules.

     Because there is no current market established for our common stock, we are unsure at what price range our common stock may eventually settle into once trading begins. While early indications from market-makers suggest our stock will open and trade above $5.00 a share, it is important to point out that the SEC has adopted a set of rules that regulate broker-dealer securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information regarding transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer to deliver to the customer a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with other information. The penny stock rules require that prior to a transaction in a penny stock, the broker-dealer must determine in writing that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may reduce the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If our common stock should trade under $5.00 a share and become subject to the penny stock rules, investors in our common stock may find it more difficult to sell their common stock.

Forward-looking  statements.

     This prospectus contains certain forward-looking statements based on current expectations that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risk factors set forth in this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock, if a market ever develops, could decline and you may lose part or all of your investment. The cautionary statements made in this prospectus should be read as being applicable to all forward-looking statements wherever they appear in this prospectus.

                                 USE OF PROCEEDS

     We will receive proceeds from the sale of the common stock being registered herein if and only if the warrants it underlies are exercised. Assuming all of the warrants are exercised, the following table details how the proceeds will be used:


               Use                 Net Proceeds   Percentage of Net Proceeds
---------------------------------  -------------  ---------------------------
Repayment of short-term debt       $     300,000                        50.0%
Expansion of Internet storefronts        200,000                        33.3%
General corporate purposes               100,000                        16.7%
---------------------------------  -------------  ---------------------------
Total                              $     600,000                       100.0%



                        DETERMINATION OF OFFERING PRICE.

     Our Board of Directors arbitrarily decided upon the $3.00 exercise price for the outstanding stock purchase warrants, issued as part of a private placement of Units in December 1998, into shares of the common stock being registered herein. Their decision bears no price relationship to assets, book value, earnings or other criteria of value.

                                    DILUTION

     As of January 25, 1999, there were 3,074,400 shares of the Company's common stock issued and outstanding. The Company's common stock had a net tangible book value per share of approximately $0.02 as of December 31, 1998, based upon 3,020,000 shares then issued and outstanding. Net tangible book value per share represents the amount by which the Company's total tangible assets exceed its total liabilities, divided by the number of shares of its common stock outstanding.

     After giving effect to the sale of the 200,000 shares of common stock being offered herein and the application of the net proceeds therefrom there would be a total of 3,274,400 shares of common stock issued and outstanding with a net tangible book value per share of approximately $0.20. This would represent an immediate increase in net tangible book value of $0.18 per share to existing shareholders and an immediate dilution of $2.80, or 93.33%, of the offering price per share to existing arrant holders. Dilution is determined by subtracting net tangible book value per share after the warrants are exercised from the amount paid by warrant holders for the shares of common stock.


     The  following  table  illustrates  the  per  share  dilution:

Offering price per share                                             $3.00

Net tangible book value per share prior
   to any warrants being exercised                                   $0.02

Increase attributable to exercising
   warrant holders                                                   $0.18
                                                                     -----
New tangible book value per share after the exercise                 $0.20
                                                                     -----
Dilution per share to exercising warrant holders                     $2.80
                                                                     =====

     The following table summarizes, on a pro forma basis as of January 25, 1999, the differences between the number of shares of common stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by new investors exercising their warrants into common stock (at a $3.00 exercise price).


               Shares Purchased (1)  Total Consideration(2)  Average
               --------------------  ---------------------    Share
                 Number     Percent    Dollars   Percent     Price(3)
               ---------   ---------   --------  --------   --------
Existing
Stockholders   3,074,400      93.89%   $391,700    39.50%   $   0.13

New Investors    200,000       6.11%    600,000    60.50%   $   3.00
               ---------   ---------   --------  --------   --------
Total          3,274,400      100.0%   $991,700    100.0%   $   0.33
               =========   =========   ========    ======   ========

(1) Assuming all outstanding options and other derivative securities are exercised there would be a total of 3,884,400 shares of common stock issued and outstanding, which would result in Existing Stockholders and New Investors purchasing 79.15% and 5.15%, respectively. These figures do not take into account any unawarded reserves for future employee grants.

(2) Assuming all outstanding options and other derivative securities are exercised, the Company would have received total consideration of $7,896,700, which would result in Existing Stockholders and New Investors contributing 4.97%

                                       12

and 7.6%, respectively, towards total consideration. These figures do not take into account any unawarded reserves for future employee grants.

(3) Assuming all outstanding options and other derivative securities are exercised, the average price paid per share by all shareholders would be $2.03. This figure does not take into account any unawarded reserves for future employee grants.


     The foregoing discussion and table assumes no exercise of outstanding options or warrants subsequent to May 31, 1999, and excludes:

- 500,000 options to purchase common stock at $1 a share granted to Company founders;

- 50,000 options to purchase common stock at $40 a share granted to J. Scott Sitra, the Company's President and Chief Executive Officer;

- 25,000 options to purchase common stock at $75 a share granted to J. Scott Sitra;

- 25,000 options to purchase common stock at $100 a share granted to J. Scott Sitra;

- 10,000 options to purchase common stock at $3.00 a share granted to Richard Baron, a Company employee; and

-     200,000  shares  reserved to establish an Employee Stock Ownership Program
      (ESOP).


                                 CAPITALIZATION

     The following table sets forth as of December 31, 1998 (i) the actual capitalization of the Company and (ii) the capitalization of the Company after the exercise of warrants into common stock, assuming all warrants are exercised.


                                                          After Warrant
                                    Amount Outstanding    Exercising (1)
                                    ------------------    --------------
Short-Term Debt                    $           145,250                 -

Total stockholders' equity
common stock, no par value;
50,000,000 shares authorized (2)   $            68,380   $       668,380

Retained Earnings
(Accumulated Deficit)                        ($162,620)        ($162,620)
--------------------------------

1.     This  table  assumes  all  warrants  are  exercised  into  common  stock.
2. For detailed information regarding the terms and conditions of the Company's common stock and warrants see "Description of Securities."

                              SELLING STOCKHOLDERS

     The following table sets forth certain information as of January 25, 1999 pertaining to the beneficial ownership of the warrants that may be exercised into the shares of common stock being registered in this registration statement.

                                          Beneficial   Beneficial
                                          Ownership    Ownership     Percentage
                               Number of   Prior to    After the    Owned After
                               Warrants    Warrant      Warrant     the Warrant
  Selling Stockholder            Held      Exercise   Exercise(1)   Exercise(2)
-----------------------------  ---------  ----------  -----------  -------------
Ludwig Francis Hangley             5,000       5,000        10,000            *

Michael G. Fountain                5,000       5,000        10,000            *

Richard Jess Baron and
Jacqueline Mary Baron
(3)                               10,000      10,000        20,000            *

Andrew H. Savitt                   5,000       5,000        10,000            *

Susie Shu-Chun Lin                 1,000       1,000         2,000            *

Keith Boehme                       5,000       5,000        10,000            *

Lloyd K. Parish, Jr.              10,000      33,146        43,146         1.31%

Matthew C. Anselmo                 5,000       5,000        10,000            *

                                       14

Steven Paul Fischer               45,000      45,000        90,000         2.74%

Gregory Scott Waugh                5,000       5,000        10,000            *

Michael Streiter                  12,000      12,000        24,000            *

David R. Hayes and
Barbara J. Hayes                  30,000      35,865        65,865         2.01%

David M. Noah                      5,000       5,000        10,000            *

Jeri Elaine Steppat (4)            1,500       1,500         3,000            *

Raymond D. Schick                  1,000       1,000         2,000            *

Gregory M. Thisse                  2,500       2,500         5,000            *

Donald J. Horning (5)              3,000       3,200         6,200            *

Robie C. Blair (6)                 4,000       4,200         8,200            *

Bradley N. Greene                 12,000      12,000        24,000            *

James W. Tindell and
Louise A. Tindell                  5,000       5,000        10,000            *


Paragon Communications, Ltd.       8,000      47,922        55,922         1.70%

John A. Murray, Jr.               15,000      15,000        30,000            *

Michael W. Tindell                 5,000       5,000        10,000            *
--------------------------------------------------------------------------------
As a Group                       200,000     269,333       469,333        14.33%


(*)     Less  than  1%.

(1) Assumes all warrants are exercised into common stock. It further assumes that until a market develops for the common stock, if ever, it will be extremely difficult for the Selling Stockholders to readily sell their shares of common stock. Therefore, no immediate sales of common stock are anticipated and the table assumes Selling Stockholders will maintain their holdings until such a market develops, if ever.
(2)     Based  on  total  issued  and  outstanding  shares  of  3,274,400.
(3)     Mr.  Richard  Baron  is  an  employee  of  the  Company.
(4)     Mrs.  Jeri  Steppat  is  a  former  employee  of  the  Company.
(5)     Mr.  Donald  Horning  is  a  former  employee  of  the  Company.
(6) Mr. Robie Blair is an employee of the Company. See "Directors, Executive Officers, and Key Management Personnel".

                              PLAN OF DISTRIBUTION

     The shares of common stock being registered in this registration statement are being sold for the account of the selling shareholders. Such shares may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payment of any underwriting discounts or commissions except for the usual and customary selling commissions paid to stockbrokers and broker-dealers. The shares of common stock covered by this registration statement may be offered for sale on any secondary market our common stock may trade on, should one ever develop. Selling shareholders are under no obligation to sell their shares of common stock.

     Under the Exchange Act and the regulations thereto, any person engaged in a distribution of the shares covered by this registration statement may not simultaneously engage in market making activities with respect to the common stock during the applicable "cooling off" periods prior to the commencement of such distribution. In additional, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of common stock by the selling shareholders.

                                LEGAL PROCEEDINGS

     The are no material legal proceedings pending or, to the Company's knowledge, threatened against the Company.


           DIRECTORS, EXECUTIVE OFFICERS, AND KEY MANAGEMENT PERSONNEL

     The directors, executive officers and key management personnel of the Company, their ages as of April 22, 1999, and their positions with the Company are as follows:


        Name       Age               Position
-----------------  ---  ----------------------------------
                        President, Chief Executive Officer
                        and Director; Chairman, AnythingPC
J. Scott Sitra      27  Internet Corporation
                        Director and Chief Technology
                        Officer; President and Director,
Robert C. Schick    35  AnythingPC Internet Corporation
Robie Blair         31  Manager of Information Systems
                        Business Development Manager,
                        Director; Director, AnythingPC
Alfred W. Delisle   34  Internet Corporation
                        Secretary, Treasurer, Director;
                        Director, AnythingPC Internet
Cameron B. Yost     45  Corporation
Richard Baron       36  General Manager


     The Board of Directors of the Company is comprised of only one class of director. Each director is elected to hold office until the next annual meeting of shareholders and until his successor has been elected and qualified. Officers are elected annually by the Board of Directors and hold office until successors are duly elected and qualified. The following is a brief account of the business experience of each director and executive officer of the Company. There is no family relationship between any Director or Executive Officer of the Company.

     The Company has a compensation committee which was established on September 28, 1998, and consists of Alfred W. Delisle and J. Scott Sitra.

     J. SCOTT SITRA, President, Chief Executive Officer and Director is also the Chairman of AnythingPC Internet Corporation, concurrently is the President and Chief Executive Officer of Sitra Enterprises, Inc., a privately held international management and financial consulting firm specializing in assisting emerging, high-growth companies evolve from the developmental stage into profitable operating entities. Sitra Enterprises has actively participated in the successful growth and development of several private and public companies.
Mr. Sitra has participated as a principal and executive officer in several successful start-up and turn-around ventures, and has extensive experience working directly with the investment community. In one such venture he took over the offices of President and Chief Executive Officer of Lucky "S" Oil Company, Inc., a privately held Texas oil and gas exploration company, in 1992. Under his leadership, Lucky "S" successfully acquired 100% working interest in 13 producing horizontal oil and gas wells in Frio County, Texas through the

United States Bankruptcy Court in San Antonio, Texas for $310,000. The wells, which were drilled at an initial aggregate cost of $20 million, were producing in excess of 230 barrels of oil per day (BOPD) at the time of acquisition, and generated in excess of $80,000 in gross revenue during the first three weeks of production under Mr. Sitra's management. Mr. Sitra has been a Director since October 1998 and held his other positions since April 1999.

     ROBERT C. SCHICK, Chief Technology Officer, Director, and President, Chief Executive Officer and Director of AnythingPC Internet Corporation, co-founded the Company in August 1997. Mr. Schick has over 14 years experience with the computer industry ranging from a computer operator in the U.S. Army to an Apple Products Manager at Tech Data Corporation where he was responsible for over $50+ million dollars a year in revenue; he was also responsible for marketing to Apple's internal sales force as well their 35,000+ resellers. Prior to joining the Company, Mr. Schick was the Southeast Accounts Manager for Bendata, Inc., a software company offering help-desk solutions to corporate MIS departments at Fortune 1000 companies, manufacturers and educational and financial institutions. Before joining Bendata in 1996, Mr. Schick worked at Tech Data, a wholesale electronics distributor, where he was responsible for working with Fortune 1000 companies, negotiating vendor contracts, and overseeing purchasing to maintain an efficient inventory matrix. Throughout his tenure at Tech Data Mr. Schick continually exceed all of his sales and performance quotas. Mr. Schick was President of the Company from August 1997 to April 1999 when he moved into his current positions; he has always been a Director of the Company.

     ROBIE BLAIR, Manager of Information Systems, has over 10 years of experience in the computer industry ranging from building integrated ceramic capacitors with Kyocera Corporation, formerly AVX Corporation, to a Technical Coordinator for Apple Computer Corporation. Prior to joining the Company, he held the position of Customer Applications Support Engineer at MCI Communications. Mr. Blair has held his position since November 1998.

     ALFRED W. DELISLE, Business Development Manager and Director is also a Director of AnythingPC Internet Corporation, co-founded the Company in August 1997. Mr. Delisle has over 14 years of experience in the hardware and software industry and more than eight years of experience in wholesale distribution with Tech Data Corporation, the world's second largest distributor of personal computers, peripherals, software and related components, where he has held a variety of positions within their high-volume sales division. Prior to working for Tech Data, Mr. Delisle was employed by Boston Micro, a reseller specializing in establishing channel sales relationships between U.S. manufacturers and distributors in Western Europe. Mr. Delisle left his position at Tech Data in

December 1998 to focus his full attentions to his duties at the Company. Mr. Delisle has held his positions with the Company since August 1997 and with AnythingPC Internet Corporation since April 1999.

     CAMERON B. YOST, Secretary, Treasurer and a Director is also a Director at AnythingPC Internet Corporation, is concurrently the President and Chief Executive Officer of Banyan Corporation, a publicly traded corporation. Banyan designs, manufactures and markets accessory products for personal computers with a focus on notebook computers; Banyan also retains a significant equity position in the Company. See "Principal Shareholders". Prior to joining Banyan in 1995, Mr. Yost worked at Vornado Air Circulation Systems as a co-founder and vice president where he helped generate $2.8 million and $5.7 million in sales during the first and second years of operation, respectively. Prior to Vornado, Mr. Yost materially participated as a principal and executive officer in other successful start-up and turnaround ventures. Mr. Yost has held his positions with the Company since October 1998 and with AnythingPC Internet Corporation since April 1999. Mr. Yost is currently under indictment in the U.S. District Court for the Southern District of New York for conspiracy to commit securities fraud, mail fraud and commercial bribery in connection with the common stock of Banyan Corporation. Mr. Yost has been, and plans on continuing to, vigorously deny any and all charges brought against him.

     RICHARD BARON, General Manager, has over eight years of business-to-business sales in the personal computer and electronics industry. Prior to joining the Company he was a Senior Sales Representative at Tech Data Corporation (NASDAQ: TECD), a full-line distributor of technology products worldwide with annual sales of approximately $11.5 billion. At Tech Data Mr. Baron was responsible for generating sales to value added resellers (VARs) and dealers in excess of $100 million annually. He also won Tech Data's coveted President's Club Award twice while there. Mr. Baron has been with the Company since March 1999.


                              DIRECTOR COMPENSATION

     Directors are compensated $5,000 annually, which, as determined by the Board, may be taken in the form of cash or securities of the Company. Additionally, the Company reimburses its Directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid during the fiscal year ending June 30, 1998 to the Company's Chief Executive Officer and each of the Company's officers and directors. No executive officers received any compensation in fiscal 1998, no person received compensation equal to or exceeding $100,000 in fiscal 1998, no bonuses were awarded during fiscal 1998, and no persons received compensation from the Company prior to fiscal 1998.


  Name and Principal
      Position (1)     Salary  Options Granted (2)
---------------------  ------  -------------------
Robert C. Schick  (3)  None                205,000
Alfred W. Delisle (4)  None                110,000
Bernard Sandoval  (5)  None                 60,000


(1) Directors Cameron B. Yost and J. Scott Sitra were not elected to the Board of Directors until August 22, 1998 and were compensated, along with Directors Robert C. Schick and Alfred W. Delisle, 5,000 shares of common stock each with an aggregate value of $800 for services rendered through December 31, 1998.
(2) Currently fully vested, exercisable into common stock at $1.00 a share, and expire on February 29, 2000.
(3) Served as President and a Director since co-founding the Company in August 1997.
(4) Has served as the Business Development Manager and Director since co-founding the Company in August 1997.
(5) Co-founded the Company in August 1997 and served as the Marketing Director until September 1998.

     J. Scott Sitra, who assumed his duties as President and Chief Executive Officer of the Company on April 1, 1999, has a first year compensation package consisting of a salary of one-dollar ($1) and options to purchase 100,000 shares of the Company's common stock at the following exercise prices: 50,000 at $40 a share, 25,000 at $75 a share and 25,000 at $100 a share.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company regarding the beneficial ownership of common stock as of April 22, 1999, by (i) each Director of the Company, (ii) each executive officer of the Company, (iii) all directors and executive officers as a group, and (iv) each person known to the Company to be the beneficial owner of more than 5% of its outstanding shares of common stock. Percentage of ownership is based on 3,074,400 shares of common stock issued and outstanding as of April 22, 1999, and 3,274,400 shares of common stock issued and outstanding as a result of warrant holders exercising their warrants into shares of common stock, assuming all outstanding warrants are exercised into common stock.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following the date of this prospectus are deemed outstanding, but not included in the table below. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. For J. Scott Sitra, this results in the 100,000 shares underlying his options that are currently vested; for Robert
C. Schick, this results in 205,000 shares underlying his options that are currently vested; for Alfred W. Delisle, this results in 110,000 shares underlying his options that are currently vested; for Directors and Executive Officers as a group this results in 315,000 shares underlying their options that are currently vested; and for Raymond and Alice Schick, this results in 125,000 shares underlying their options that are currently vested. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder's name.

                                            Shares Beneficially Owned
                                      -------------------------------------
                                                       Percentage Owned
                                                   ------------------------
                                                     Before        After
Directors and Executive Officers      Shares Held  Exercising    Exercising
------------------------------------  -----------  ----------   -----------
J. Scott Sitra
   P. O. Box 50404
   Austin, TX  78763                       10,000           *             *
Robert C. Schick
   3020 North El Paso, Ste. 103
   Colorado Springs, CO  80907            216,897         7.1%          6.6%
Alfred W. Delisle
   4525 S. Renellie Dr.
   Tampa, FL  33611-2124                  120,959         3.9%          3.7%
Cameron B. Yost
   4740 Forge Rd., Bldg. 112
   Colorado Springs, CO  80907             38,880         1.3%          1.2%
All current directors and executive
 officers as a group (4 persons)          386,736        12.6%         11.8%

                                       21

Five Percent Shareholders
------------------------------------

Raymond D. Schick and
  Alice F. Schick                         126,090         4.1%          3.9%
Banyan Corporation
   4740 Forge Rd., Bldg. 112
   Colorado Springs, CO  80907
------------------------------------      800,027        26.0%         24.4%

*  Less  than  1%

                            DESCRIPTION OF SECURITIES


GENERAL

     The Company is authorized by its Articles of Incorporation, as amended, to issue an aggregate of 50,000,000 shares of class 'A' common stock, no par value, ("common stock"); 25,000,000 shares of Class 'B' common stock, no par value, ("class B common stock"); 10,000,000 shares of class 'A' preferred stock, no par value, ("class A Preferred Stock"); and 10,000,000 shares of class 'B' preferred stock, no par value, ("class B preferred stock"). As of April 22, 1999 there were 3,074,400 shares of common stock issued and outstanding, 4,086,000 on a fully diluted basis, and no shares of class 'B" common stock, class 'A' preferred stock or class 'B' preferred stock. There were also 200,000 stock purchase warrants issued entitling the holder to purchase one share of common stock for each warrant tendered at a purchase price of $3 a share and outstanding options to purchase 610,000 shares of common stock at prices ranging from $1.00 to $100.00 a share. The Company has also set aside a reserve of 200,000 shares of common stock for an Employee Stock Ownership Program.


COMMON  STOCK

     The Articles of Incorporation authorizes the Company to issue up to 50,000,000 shares of common stock, class A, no par value. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to the rights and preferences of the holders of any outstanding class 'A' preferred stock and/or class 'B' preferred stock, the holders of common stock are entitled to receive ratably such dividends as are declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, holders of common stock have the right to a ratable portion of assets remaining after the payment of all debts and liabilities of the Company, subject to the liquidation preferences of the holders of any outstanding class 'A' preferred stock and/or class 'B' preferred stock. Holders of common stock have neither preemptive rights nor rights to convert their common stock into any other securities and are not subject to future calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of class 'A' preferred stock and/or class 'B' preferred stock that the Company may designate and issue in the future.


CLASS  'B'  COMMON  STOCK

     The Articles of Incorporation authorizes the Company to issue up to 25,000,000 shares of common stock, class B, no par value. As of January 25, 1999 there were no shares of common stock, Class B issued or outstanding. The Board of Directors is authorized, subject to certain limitations prescribed by Colorado law, without further action by the shareholders, to issues shares of class 'B' common stock and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. The Company believes that the Board of Directors' power to set the terms of, and the Company's ability to issue, class 'B' common stock will provide flexibility in connection with possible financing transactions in the future. The issuance of class 'B' common stock, however, could adversely affect the voting power of holders of common stock and decrease the amount of any liquidation distribution to such holders. The presence of outstanding class 'B' common stock could also have the effect of delaying, deterring or preventing a change in control of the Company. The Company has no present plans to issue any shares of class 'B' common stock.


CLASS  'A'  PREFERRED  STOCK  AND  CLASS  'B'  PREFERRED  STOCK

     The Articles of Incorporation authorizes the Company to issue up to 10,000,000 shares of each: class 'A' preferred stock, no par value, and class 'B' preferred stock, no par value. As of January 25, 1999 there were no shares of either class 'A' preferred stock or class 'B' preferred stock issued or outstanding. The Board of Directors is authorized, subject to certain limitations prescribed by Colorado law, without further action by the shareholders, to issues shares of class 'A' preferred stock and/or class 'B' preferred stock and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. The Company believes that the Board of Directors' power to set the terms of, and the Company's ability to issue, class 'A' preferred stock and/or class 'B' preferred stock will provide flexibility in connection with possible financing transactions in the future. The issuance of class 'A' preferred stock and/or class 'B' preferred stock, however, could adversely affect the voting power of holders of common stock and/or class 'B' common stock and decrease the amount of any liquidation distribution to such holders. The presence of outstanding class 'A' preferred stock and/or class 'B' preferred stock could also have the effect of delaying, deterring, or preventing a change in control of the Company. The Company has no present plans to issue any shares of class 'A' preferred stock or class 'B' preferred stock.


WARRANTS

     As of January 25, 1999, the Company had 200,000 stock purchase warrants issued in conjunction with a private placement of Units completed in December 1998 made in accordance with an exemption from registration under Regulation D, Rule 504 of the Securities Act. Each outstanding warrant entitles the holder to purchase one share of common stock at an exercise price of $3.00 per share through January 15, 2000 at which time the warrants expire. The warrants contain provisions that protect the holder against dilution by adjustment of the exercise price in certain events, including, but not limited to, stock dividends, stock splits (forward and reverse), reclassifications and/or mergers. The holder of a warrant does not possess any rights as a shareholder of the Company. The shares of common stock, when issued upon the exercise of the warrants in accordance with the terms thereof, will be fully paid and non-assessable.

     The Company may redeem the warrants, at a price of $0.01 per warrant, at any time through January 15, 2000 upon not less than 30 days, nor more than 60 days, prior written notice, provided that the closing bid quotation for the common stock as reported by any quotation medium on which the common stock is quoted is at least $4.00 for ten consecutive trading sessions ending on the two days prior to the day on which notice of redemption is given.

                          TRANSFER AGENT AND REGISTRAR

     The  Company's  transfer agent and registrar for the common stock is Oxford
Transfer Register. Oxford's address is 317 S.W. Alder, Ste. 1120, Portland, Oregon 97205, and their telephone number and fax numbers are (503) 225-0375 and
(503)  273-9168,  respectively.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

     The financial statements of the Company at June 30, 1998, included in this Registration Statement, have been audited by J. Paul Keynote, CPA, P.C. as indicated in their report with respect thereto and are included herein in reliance upon authority of said firm as experts in giving said reports.

     The Company retains William M. Ziering, Esq., of San Francisco, California as its legal counsel in the advisement of securities related matters, including the validity of the issuance of the securities offered hereby.

      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES

     Pursuant to Colorado law, the Company's Board of Directors has the power to indemnify officers and directors, present and former, for expenses incurred by them in connection with any proceeding they are involved in by reason of their being or having been an officer or director of the Company. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. The Company's By-Laws grant this indemnification to the Company's officers and directors.

     Insofar as indemnification for liability arising under the Securities Act may be permitted to directors or officers of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director or officer of the Company in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, the Company will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             DESCRIPTION OF BUSINESS

OVERVIEW

     Anything Internet Corporation is an Internet e-commerce holding company focused on building a network of successful e-commerce operating companies, joint ventures, strategic alliances and partnerships. The anticipated outcome of these various endeavors is the creation of the first true e-commerce conglomerate.

     Unlike most e-commerce businesses today, the Company is not limiting itself to one specific area of e-commerce (ie. books, computers, CDs, etc.). Rather, the Company is aggressively pursuing diversification into a variety of emerging e-commerce venues. If successful, the Company will have:

- minimized its exposure and risk to normal industry specific business down cycles;

- increased its chances of participating in one of the few expected "super successful" Internet e-commerce ventures; and

- created more site traffic and revenue generating opportunities by referring potential customers to other Internet storefronts owned and operated by the Company rather than by a third-party.

     Currently the Company operates through one wholly-owned subsidiary, AnythingPC Internet Corporation ("AnythingPC"). AnythingPC is a rapidly growing Internet based discount retailer of over 175,000 different computer hardware, software and peripheral products to end consumers and businesses. Through its Internet storefronts - www.anythingpc.com, www.anythingmac.com, and www.anythingunix.com - AnythingPC offers one-stop shopping to its customers 24 hours a day, seven days a week. In addition to its wide array of product offerings, AnythingPC's storefronts feature competitively priced "Hot Products", an easy-to-use graphical interface, a powerful search engine to locate any product desired, a unique "quote monkey" for pricing assistance on hard-to-find products, and a special "notify me" feature that automatically notifies customers when a backordered product arrives in stock and keeps the customer appraised of the estimated time of arrival.

     Since its incorporation on August 15, 1997, under the laws of the state of Colorado, the Company has experienced tremendous growth in both monthly revenues and visitors to its various Internet storefronts. Monthly sales have since climbed to over $400,000 in March 1999. Over the same period of time the number of monthly visitors have grown to over 100,000. To enhance the Company's brand awareness and monthly traffic to its Internet storefronts, the Company has begun entering into strategic marketing alliances with popular Internet content providers and sites of interest such as C|Net's Shopper.com, mySimon.com, Priceline.com and bottomdollar.com as well as technology enablers such as Digital River, Inc. (NASDAQ: DRIV). The Company is currently in negotiations with several other popular content providers and sites of interest to greatly expand the number of such strategic alliances to further enhance its Internet storefronts' technology, expand brand awareness, monthly traffic and subsequent revenues.

INDUSTRY/INTERNET  OVERVIEW

Growth  of  the  Internet  and  Online  Commerce

     The Internet has emerged as a significant global medium for communications, information and commerce, enabling millions of people to share information and conduct business electronically. The Company believes growth in Internet usage and online commerce has been fueled by a number of factors including:

- the large and growing installed base of advanced personal computers in the home and office;

-     improvements  in  network  infrastructure  and  bandwidth;

-     easier  and  cheaper  access  to  the  Internet;

-     increased awareness of the Internet among consumer and business users; and

- the rapidly expanding availability of online content and commerce which increases the value to users of being connected to the Internet.

     Forrester Research, Inc., a market research firm, issued a report in December 1998 predicting U.S. business trade on the Internet will explode from $43 billion in 1998 to $1.3 trillion in 2003. Meanwhile, International Data Corporation ("IDC"), another market research firm, estimated the number of Internet users worldwide will grow from approximately 69 million at the end of 1997 to approximately 320 million by 2002. In addition, IDC estimates that the percentage of such Internet users buying goods and services on the Internet will increase from 26% in 1997 to 40% in 2002. The two largest segments of Internet sales are expected to be computer hardware, software and consumer electronics purchases and travel and vacation planning.

Traditional  Methods  of  Retailing

     The traditional retail industry is comprised of both store- and catalog-based companies. The Company believes that these retailers face inherent structural limitations that may not allow them to take full advantage of the growing worldwide retail marketplace and their customer's increasingly complex and busy daily schedules.

     Store-based retailers have limited shelf space due to costly inventory, store personnel and real estate considerations that limit the number of stock keeping units (SKUs) they can offer to their customers. The Company believes that large store-based retailers, also called warehouses or superstores, typically carry only about 4,000 SKUs. As a result, manufacturers compete for scarce retail shelf space and access to the large distributors that supply these store-based retailers. Thus, manufacturers incur a significant expense to gain this access and retailers face the risk of carrying inventory that may quickly become obsolete. In addition, the store-based retailers' merchandising process, which requires that the retailer physically obtain, set up, and display product limits the speed at which these retailers can change their merchandise mix and offer new products. Furthermore, because store-based retailers must make significant investments in inventory, real estate and on-site personnel, they are not able to expand quickly into new geographic regions. Personnel costs also limit the number of hours during which store-based retailers may operate, thereby limiting customer access and convenience. Additionally, store-based retailers face challenges in hiring, training and retaining knowledgeable sales staff conversant and up-to-date on the broad array of hardware and software products.

     Catalog retailers offer their customers the convenience of shopping from home or the office and more flexible hours of operation, but they are still constrained by catalog mailing, printing and associated expenses as to the number of SKUs they can feature and the amount of product information they can provide. The Company believes that a typical catalog retailer carries up to 40,000 SKUs, but typically only features 2,000 - 3,000 SKUs in any single catalog. Furthermore, the entire catalog shopping experience is, in general, neither interactive nor personalized, yet requires extensive personnel support and manual intervention on behalf of the retailer to take and process orders. The Company also believes that many catalog retailers focus primarily on the corporate marketplace.

     The Company believes that the business model of the traditional retailer results in inefficiencies that are exacerbated by, among other things, the broad array of products and the rapidly changing world we live in. The Company believes that Internet-based retailers are well positioned to solve and capitalize on these inefficiencies.

ANYTHING  INTERNET'S  SOLUTION

     The Company understands the key business challenges of the retailing industry and has adapted to the unique environment of the Internet to address those and anticipated future challenges. The Company believes that the key operating advantages of its Internet storefronts and e-commerce in general are:

Attractive Economics of the Internet Storefront -- As an Internet-only retailer, the Company is not constrained by the inherent limitations of store- and catalog-based retailers. The Company enjoys structural economic advantages relative to traditional retailers, including:

-     low-cost  and  essentially  unlimited  shelf  space;

-     flexible  advertising  and  affordable  merchandising  opportunities;

-     lower  personnel  requirements;

- scaleable technology and systems that can serve a fast-growing customer base; and

- the ability to serve a worldwide customer base from a single, domestic location.

     The Company intends to leverage its Internet storefronts, content provided, marketing and technology over a growing global customer base resulting in substantial economies of scale that the Company believes should enable it to achieve greater operating margins, product diversification and, ultimately, levels of profitability compared to tradition retailers.

Customer Convenience -- The Company provides enhanced customer convenience by enabling customers to purchase products from either their home or office 24 hours a day, seven days a week. The Company believes that customers may buy more items because they have more hours to shop, can act immediately upon impulse, and can readily locate items that are difficult to find in retail stores or catalogs.

Selection -- Because the Company's shelf space is low-cost and virtually limitless, the Company is able to offer some of the most comprehensive selections of products available. To offer such a large selection would be economically and physically impractical to stock in a retail store or publish in a mail-order catalog. For example, through its wholly-owned subsidiary AnythingPC Internet Corporation, the Company currently offers more than 175,000 computer hardware, software and peripheral products.

Low-Cost Distribution Channel for Manufacturers -- Unlike traditional store or catalog retailers that often charge manufacturers for "shelf space", the Company can offer the same manufacturers electronic "shelf space" with no up-front cost. This benefits the Company in better margins on certain products, the manufacturer gains additional retail presence with no up-front costs, and the buyer gets access to desired products at extremely competitive price.

Customer Service -- The inherent nature of the Internet allows for improved pre- and post-sales support via both e-mail and telephone. Customers may inquire about the status and tracking of their orders via the Company's Internet storefronts. Also, customers can choose to be notified automatically when a backordered product they desire has arrived in stock and is available for shipment.

Worldwide Customer Base -- Because the Internet is worldwide in scope, the Company can offer its entire product line to customers in domestic, international, urban and rural locations where finding the product desired by the customer is not always a simple task.


STRATEGY

     The Company's objective is to become the first true e-commerce conglomerate. The Company intends to capitalize on and extend its market position as one of the first-mover e-commerce companies through the following key strategies:

Building Brand Awareness -- The Company believes that building brand awareness of its Internet storefronts is critical to attracting and expanding its customer base. The Company intends to continue building brand awareness and expanding its customer base through various marketing methods, including:

- building strategic alliances with various Internet content providers and sites of interest;

- Internet marketing campaigns, including both general and direct advertising;

- creating as many general and specific "links" to the Company's various Internet storefronts as possible;

- targeted non-Internet marketing programs aimed at generating sales from consumers and businesses; and

- specialized programs, including "personalization" features, directed towards building repeat business from existing customers.

Promote Repeat Purchases -- The Company's strategy is to build customer loyalty and thereby promote repeat buying by providing enhanced product information to consumers, efficient site navigation and search capabilities, personalized services and targeted communications and promotions, and a broad range of immediately available products.

Leverage and Further Develop Strategic Relationships -- The Company intends to continue to leverage its strategic marketing alliances with popular portals and sites of interest such as C|Net's Shopper.com, mySimon.com, Priceline.com and bottomdollar.com and technology enablers such as Digital River, Inc. (NASDAQ:
DRIV) to enhance its Internet storefronts' technology, expand brand recognition and increase site traffic and subsequent customer sales. The Company also intends to expand its online visibility and may enter into relationships with additional Internet access providers, search engines and other high-traffic Internet sites.

Maintain Technology Focus and Expertise -- The Company intends to continue maximizing the unique efficiencies of the Internet, such as the ability to make changes in merchandising and content in real-time and at low cost, to:

-     increase  merchandising  effectiveness;

-     personalize  the  customers'  experiences;  and

-     improve  operating  efficiencies.

     The Company is currently developing systems and technologies to personalize visitors' shopping and post-shopping experiences. By targeting content and promotions such as e-mails, newsletters and store advertising, the Company can deliver more compelling promotional programs. The Company also intends to use such technology to lower transaction costs and improve the customer's online shopping experience through:

- the automation of customer service functions such as automated e-mail responses and online in-stock status;

- product management such as using automation to update the product databases and create upsells and links to product reviews; and

- communications with suppliers for purchasing and automating payment methods for accounting.

Strengthen First-Mover Advantages -- The Company believes that significant barriers exist that are making it increasingly difficult to enter the online computer products marketplace in a cost-effective manner. These barriers include:

- the necessary up-front investment in technology and technical infrastructure, such as that required for real-time processing of both payment and order fulfillment. International Data Corporation, a market research firm, recently reported on average that it costs an average of $6 million to establish a new e-commerce site plus an average of $13 million annually to maintain and promote it;

- the time and expense required to build a brand that effectively draws customers to an Internet site;

- the time, expense and expertise necessary to develop publisher and distributor relationships; and

- the need to develop strategic alliances with high-traffic, high-profile Internet sites.

     The Company intends to extend its first-mover advantages in each of these areas.

ANYTHINGPC  INTERNET  CORPORATION

     AnythingPC Internet Corporation, a wholly-owned subsidiary of the Company, is a rapidly growing Internet based discount retailer of over 175,000 different computer hardware, software and peripheral products to end consumers and businesses. Through its Internet storefronts - www.anythingpc.com, www.anythingmac.com, and www.anythingunix.com - AnythingPC offers one-stop shopping to its customers 24 hours a day, seven days a week. In addition to its wide array of product offerings, AnythingPC's storefronts feature competitively priced "Hot Products", an easy-to-use graphical interface, a powerful search engine to locate any product desired, a unique "quote monkey" for pricing assistance on hard-to-find products, and a special "notify me" feature that automatically notifies customers when a backordered product arrives in stock and keeps the customer appraised of the estimated time of arrival.

     The growth and acceptance of selling computer hardware, software and peripherals via Internet e-commerce has been surprisingly fast. AnythingPC made its first e-commerce sale in December 1997. Since then its monthly revenues have climbed to more than $400,000.

AnythingPC's  Storefronts

     Customers access AnythingPC's Internet storefronts through www.anythingpc.com, www.anythingmac.com or www.anythingunix.com and are presented with a simple, intuitive and easy to use graphical interface. AnythingPC has learned that customers entering the storefronts generally fall into one of two categories:

- they are looking for specific product and wish to purchase it quickly and at a competitive price; or

- they are browsing the store and seeking an entertaining and informative shopping experience.

     AnythingPC's Internet storefronts are designed to satisfy both types of customers. Just like a physical retail store, customers can browse the departments of the store, search for specific needs, view promoted products, obtain product information, order products, and ask for customer service. Unlike the traditional retail store, this can all be accomplished from the comfort and convenience of the customer's home or office.

     Shoppers purchase products by simply clicking on a button to add products to their "virtual" shopping baskets. Customers can add and/or subtract products from their shopping baskets as they browse, prior to making a final purchasing decision, just as in a physical retail store. To execute orders, customers click on the buy button and are prompted to supply shipping and, in the case of consumers, credit card details, either by e-mail or by telephone. The store design enables purchasers to buy several products at once, rather than having to repeat the same purchase process for each desired product. All customer information is stored on the Company's secure server and is used to enhance subsequent shopping experiences by the repeat customer and better enable the AnythingPC to target special promotions. This process is highly automated, but AnythingPC does accept orders, questions and requests for product information via the telephone for those customers who are concerned about sending credit card information over the Internet.


MARKETING  AND  PROMOTION

     The Company's marketing strategy is to promote, advertise and increase its brand visibility to attract new customers through multiple channels, including:

-     developing  strategic  alliances  with  major  portal  sites;

-     advertising  on  leading  Internet  sites  and  other  media  worldwide;

-     expanding  the  Company's  affiliates  network  and  linking programs; and

-     direct  marketing  to  existing  and  potential  customers.

     The Company believes that the use of multiple marketing channels reduces reliance on any one source of customers, lowers customer acquisition costs, and maximizes brand awareness.

Strategic Alliances -- The Company pursues strategic relationships to expand the Company's online presence, increase its access to online customers, expand brand recognition, and enhance the underlying technology of its Internet storefronts. In pursuing these relationships, the Company seeks exclusive or semi-exclusive positioning for the sales of computer related products on key screens of major Internet sites. To date, the Company has established successful strategic alliances with companies such as C|Net's Shopper.com, mySimon.com, Priceline.com, bottomdollar.com and Digital River, Inc. (NASDAQ: DRIV).

Online Advertising -- In addition to its primary strategic alliances, the Company utilizes numerous online sales and marketing techniques to increase brand recognition and drive traffic to the Company's Internet storefronts, including banner advertising on various high-traffic Internet sites. Such banner advertisements can be permanently displayed for designated periods of time or displayed when a user searches for information relating to certain keywords (ie. "printers" or "software").

Direct Marketing -- The Company believes that the demographics of Internet users overlap one-to-one with the demographics of potential customers, especially those seeking to purchase new computer hardware, software and peripheral products. The Company believes that the Internet provides additional opportunities for direct marketing to the Company's customers through a variety of mechanisms, and is exploring such direct marketing opportunities to target new and existing customers with customized offers such as an e-mail newsletter, special product offers and preferred customer offers.

Linking  --  The  Company  believes  it  is important to create as many Internet
"links" to its Internet storefronts as possible. The Company has begun an aggressive program to increase the number of links from search engines, manufacturers' Internet sites, community, affinity and basic home pages.

Customer Service -- The Company believes its ability to establish and maintain long-term relationships with its customers and encourage repeat visits and purchases depends, in part, on the strength of its customer support and service. Customer support and service personnel are responsible for handling general customer inquiries, answering customer questions about the ordering process, and investigating the status of orders, shipments and payments. The Company has automated some of the tools used by its customer support and service staff, including the tracking screens that enable its support staff to track a transaction by any of a variety of information sources. At any point in the purchasing process, customers can access the Company's support staff by e-mail, fax or telephone. Customers who are reluctant to enter their credit card numbers through the Internet site are also invited to call the Company directly for purchases. The Company currently employees a growing staff of dedicated customer support and service personnel.


TECHNOLOGY  AND  SYSTEMS

     The Company uses complex proprietary and commercially licensed technology to make both the customer experience and the management reporting process as seamless and simple as possible with minimal human intervention necessary. To that end, the Company has developed technologies and systems to support scaleable, flexible and seamless online reselling in a secure and easy to use manner. By using a combination of proprietary and commercially available technologies, the Company has deployed systems for online content dissemination, online transaction processing, customer service, market analysis and electronic data interchange.

Scaleability and Flexibility -- The architecture of the Company's hardware and software is built upon a distributed transaction-processing model which allows the process load to be distributed among multiple parallel servers. This architecture allows the Company to scale by either adding new servers or increasing the capacity of existing servers. The Company's hardware and software configuration is designed to scale to support growth while maintaining user performance and minimizing the cost per transaction. In the rapidly changing Internet environment, the ability to update this system in order to stay current with new technologies is important. The system's template technology and modular database design allow the addition or replacement of software components, page layout templates, and search and retrieval engines with minimal effort and disruption. This architecture also enables low-cost, rapid deployment of additional, co-branded Internet sites that integrate with the Company's other Internet storefronts.

Seamlessness -- The Company's multiple hardware and software systems integrate seamlessly to manage real-time transactions with limited human intervention. Orders for products are routed to the appropriate contact person or distributor while the customer's credit card is charged. Orders requiring human intervention are automatically routed for processing by a customer service representative.

Store Engine Architecture -- The Company's hardware and software systems are based upon a distributed transaction-processing model that allows applications and data to be distributed among multiple parallel servers. Many of the software components, and the pages of the Company's Internet storefronts, are developed in a manner that enables the separation of the page look and feel from the individual data elements and their associated database lookups. This separation permits frequent changes to product pricing information, reduces software and database updates for Internet site changes, and minimizes the engineering required to maintain a growing number of items and content. The Company utilizes technology that also enables Internet storefronts with different formats to integrate various elements such as search, vendor and product pages. This technology allows the Company to maintain several Internet storefronts over a single order processing and customer service system.

Data Warehouse -- The Company utilizes a database management system to index, retrieve and manipulate product information, content, product catalogs, orders and transaction and customer information. This system allows for rapid searching, sorting, viewing and distribution of a large volume of content. The Company deploys a data warehouse that enables it to access detailed transaction and customer interaction data and perform proprietary market analysis. The data warehouse provides a unified platform for the store engine and other components. This data warehouse system incorporates commercially available hardware and software combined with proprietary software of the Company in a configuration developed internally.

Customer Reassurance -- A critical issue to the success of online retailing is maintaining the integrity of information, particularly the security of customer information such as credit card numbers. The Company believes that its existing security systems are at least as secure as those used for traditional retail store transactions and that it has a comprehensive security strategy. The Company's system automatically monitors each purchase and confirms each order by e-mail to the customer within minutes after the order is placed.

Fault Tolerance and Scaleable Internet Access -- The Company's systems are designed for automatic transfer to "hot" spare systems in the event of failure and are equipped with fully automated reporting tools. These tools provide automated trouble notification and detailed event logging. A load distribution system monitors traffic to each server. Should a system fail to respond to a request, the automated distribution system will redistribute traffic among the remaining machines with no loss of user functionality. In addition, the Company maintains redundant servers in both California and Colorado to further minimize the chance of loss or system disruption.

     Notwithstanding these precautions, there can be no assurance that either the security mechanisms of the Company's Internet provider, the Company, or the Company's other suppliers will prevent security breaches or service breakdowns. Despite the implementation of network security measures by the Company, its servers may be vulnerable to computer viruses, physical or electronic break-ins, and other disruptions that could lead to interruptions, delays, loss of data, or the inability to accept and fulfill customer orders and could have a material adverse effect on the Company's finances, prospects, financial condition and results of operation.

COMPETITION

     The realm of Internet e-commerce is new, rapidly evolving, and intensely competitive. Current and new competitors can launch new sites at a relatively low cost. At the present time, the Company primarily competes with other companies at a divisional level. However, the Company currently or potentially competes with the following companies sharing similar overall visions and Internet strategies:

- Amazon.com (NASDAQ: AMZN) is known, or branded, as a book seller has recently expanded into videos, CDs, prescription drugs and auctioning products. They are anticipated to continue growing and diversifying over the coming months and years;

- Buy.com, a closely held company, is primarily known for selling computer hardware, software and peripheral products, but has recently expanded into books, videos, games, and CDs; and

- CMGI, Inc. (NASDAQ: CMGI) is a developer and operator of Internet and direct marketing companies. CMGI takes strategic equity positions in Internet businesses, including Lycos, Inc. (NASDAQ: LCOS), Amazon.com and Hollywood Entertainment Corporation (NASDAQ: HLYW).

AnythingPC competes directly with the computer products retail industry which is intensely competitive. Through AnythingPC, the Company currently or potentially competes with a variety of other companies. These competitors include:

-     various  traditional computer retailers including CompUSA and MicroCenter;

- various mail-order retailers including CDW, MircoWarehouse, Insignt, PC Connection and Creative Computers;

- various Internet-focused computer retailers including Egghead.com, beyond.com, Cyberian Outpost and BuyComp.com;

- various manufacturers that sell directly over the Internet including Dell, Gateway and Apple;

- a number of online service providers including America Online and the Microsoft Network that offer computer products directly or in partnership with other retailers;

- some non-computer retailers such as Wal*Mart that sell a limited selection of computer products in their stores; and

- computer products distributors which may develop direct channels to the consumer market.

     Increased competition from these and other sources could require the Company to respond to competitive pressures by establishing pricing, marketing and other programs or seeking out additional strategic alliances or acquisitions, any of which could have a material adverse affect on the business, prospects, financial condition and results of operations of the Company.

     The Company believes that the principal competitive factors in its market are brand recognition, selection, price, variety of value-added services, ease of use, site content, fulfillment, reliability, quality of search tools, customer service and technical expertise. Many of the Company's current and potential competitors have longer operating histories, larger customer bases, greater brand recognition, and significantly greater financial, marketing and other resources than the Company. In addition, online retailers may be acquired by, receive investments from, or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. The Company is aware that certain of its competitors have and may continue to adopt aggressive pricing or inventory availability policies and devote substantially more resources to Internet site and systems development than the Company. Increased competition may result in reduced operating margins, loss of market share, and a diminished brand franchise, any of which would have a material adverse effect on the Company. Moreover, companies that control access to transactions through network access or Web browsers currently promote, and will likely continue to promote, competitors of the Company. There can be no assurance that the Company will be able to respond effectively to increasing competitive pressures or to compete successfully with current and future competitors.

INTELLECTUAL  PROPERTY

     The Company claims common law trademark for its logo, corporate name, and Internet storefronts - AnythingPC, AnythingMAC and AnythingUNIX. The Company also has reserved the rights to hundreds of Internet domain names, including www.anythinginternet.com, www.anythingpc.com, www.anythingmac.com, www.anythingunix.com and www.anythingcellular.com.

EMPLOYEES

The Company believes its success depends to a significant extent on its ability to attract, motivate and retain highly skilled management and employees. To this end, the Company focuses on incentive programs such as employee stock options and competitive compensation and benefits packages for its employees to foster a corporate culture which is challenging and rewarding, yet fun. As of May 18, 1999, the Company, including its subsidiaries, had nine employees: eight full-time and one part-time. Currently full-time employees receive health and dental plans after 90 days of employment. The Company also employs, from time to time, a limited number of independent contractors and temporary employees on a periodic basis. None of the Company's employees are represented by a labor union and the Company considers its labor relations to be good.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

RESULTS  OF  OPERATIONS

Fiscal  Year  1998  Ending  June  30,  1998

     The Company was incorporated under the laws of the State of Colorado on August 15, 1997. June 30, 1998 marked the end of the Company's first fiscal year, which, as a result of the ending day of the fiscal year, was a short year for the Company.

     Net sales for the fiscal year ending June 30, 1998 were $657,988. All of these sales were a result of the Company establishing its first Internet storefronts and generating initial customer traffic and orders through these Internet storefronts.

     Gross profits for the fiscal year ending June 30, 1998 were $44,666, or 6.8% of sales. Gross profit margins for Internet retailers have historically been significantly lower than traditional brick-and-mortar retailers as a result of the deep price discounts typically offered to Internet customers.

     Selling, general and administrative (SG&A) expenses for the fiscal year ending June 30, 1998 were $69,428. The major components of these expenses for the fiscal year were the acquisition costs of office and computer equipment and software development costs.

     The net loss for the fiscal year ending June 30, 1998 amounted to $24,762, or $4.27 a share. There were 5,800 shares issued and outstanding as of June 30, 1998, on both a basic and fully diluted basis. The net loss was primarily attributable to expensing initial start-up costs.


Nine-Months  Ended  March  31,  1999  Compared  to  Nine-Months  Ended
March  31,  1998

     Net sales for the nine-months ended March 31, 1999 were $2,403,629, an increase of 2,325% over $99,136 for the same period a year ago. The increase in net sales was driven primarily by increasing customer awareness of the Company's Internet storefronts, building brand awareness, improving Internet storefront content, and continuing to increase the number of products available through its Internet storefronts to more than 175,000 different computer hardware, software and peripheral products. In addition, as of March 31, 1999 the Company had sold products to approximately 8,654 unique customers.

     Gross profits for the nine-months ended March 31, 1999 were $92,226, or 3.8% of sales, compared to $5,514, or 5.6% of sales, for the same period a year ago. The increase in gross profit was due to increased product sales as discussed above and improved product and inventory management.

     Selling, general and administrative (SG&A) expenses for the nine-months ended March 31, 1999 were $430,397, an increase of 2,266% over $18,990 for the same period a year ago. The dollar increase in SG&A over the prior same period is the result of additional costs incurred in handling higher order volumes, increased computer and technology acquisitions for handling increase Internet storefront traffic and opening the Tampa, Florida business-to-business sales and support office.

     The net loss for the nine-months ended March 31, 1999 was ($377,861), or ($0.12) a share, an increase of 2,804f% over ($13,477), or ($1.35) a share, for the same period a year ago. The increase in net loss is attributable to increased SG&A expenses and on-going capital expenditures.

     The Company does not believe that inflation has had a material adverse effect on sales or income since its inception on August 15, 1997. Increases in product or other operating costs may adversely affect the Company's operations; however, the Company believes it will be able to maintain its present gross profit margins by monitoring and adjusting the prices of the products it sells to offset increases in costs of goods sold or other operating costs.

     Based on its experience to date, the Company believes that its future operating results may be subject to quarterly variations based on a variety of factors, including seasonal buying patterns in the computer industry. Such effects may not be apparent in the Company's operating results during a period of expansion. However, the Company can make no assurances that its business can be significantly expanded under any circumstances.

Liquidity  and  Capital  Resources

     The Company's operations to date have concentrated on developing its Internet storefronts, building brand recognition and a loyal customer following, and securing the financing necessary to fund the development, operations and expansion of its business.

     As of March 31, 1999, the Company had $18,973 cash on hand, accounts receivable, including some "term" sales, of $138,544, and receivable notes of $86,023. The Company also had bank credit lines aggregating $85,000 with $52,865 available for immediate usage. In addition, the Company had several supplier-based revolving lines of credit, including Tech Data, $150,000; Ingram Micro, $150,000 (as of April 22, 1999, the Company was in discussions with both Ingram Micro and Tech Data to increase its respective credit lines further); Merisel, $65,000; and Pinacor, $5,000. Additionally, Reseller Credit Corporation finances corporate purchase orders on behalf of the Company for products supplied by Ingram Micro.

     As of March 31, 1999, cash used by operating activities, since its inception on August 15, 1997, totaled ($228,129). The majority of the cash flow used in these operating activities was the result of SG&A expenses and initial business start-up costs.

     As of March 31, 1999, cash used by investing activities, since its inception on August 15, 1997, totaled ($112,797). All of these investments were in office equipment, technology and software development.

     As of March 31, 1999, cash provided by financing activities, since its inception on August 15, 1997, totaled $359,900. The majority of this financing was the result of borrowing activities, utilizing credit facilities, and completing a successful private placement in December 1998 which yielded net proceeds of $200,000.

     The Company expects to continue making significant investments in the future to support its overall growth. Currently, it is anticipated that ongoing operations will be sufficiently financed from the net proceeds of the anticipated exercise of the warrants the common stock being registered herein underlie, cash on hand, accounts receivable, the various credit facilities available to the Company, and from internally generated funds. However, as indicated in the Company's most recent financial statements available herein, while operating activities provide some cash flow, the Company is currently cash flow negative. There can be no assurances that the Company's ongoing operations will begin to generate a positive cash flow or that unforeseen events may not require more working capital than the Company currently has at its disposal.

Year  2000  Compliance

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. This could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company utilizes third-party equipment and software that it believes is Year 2000 compliant. The Company is in the early stages of conducting an audit of its third-party suppliers as to the Year 2000 compliance of their systems. The Company does not believe it will incur significant costs in order to comply with Year 2000 requirements. However, failure of the Company's internal computer systems or of such third-party equipment or software, or of systems maintained by the Company's suppliers, to operate properly with regard to the Year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, financial condition and results of operations.

                             DESCRIPTION OF PROPERTY

     The Company maintains its headquarters in Colorado Springs, Colorado at 3020 North El Paso in a 2,069 square foot office space through a one-year lease that commenced on June 3, 1998. The Company pays $1,280 a month, utilities included, for this leased office space.

     The Company also has a business-to-business sales and support office located in Tampa, Florida. This facility encompasses approximately 1,093 square feet and is secured by a one-year lease that commenced on February 1, 1999. The Company pays $1,275.16 a month, utilities included, for this leased office space.

                              CERTAIN TRANSACTIONS

     On August 22, 1998, the Company entered into a Share Exchange Agreement with Banyan Corporation, a publicly traded company listed on the OTC Electronic Bulletin Board under the trading symbol "BANY". Under the terms of the Share Exchange Agreement, the Company caused the issuance of 1,000,000 shares of its common stock to Banyan pursuant to exemptions under Section 4(2) of the Securities Act and Regulation D thereunder in exchange for 200,000 shares of Banyan common stock, issued pursuant to exemptions under Section 4(2) of the Securities Act and Rule 144 thereunder. The then market price for Banyan's common stock was $0.20 a share, resulting in an effective price of four cents a share for the Company's common stock.

In addition to the shares of Banyan common stock received, the Company was also granted options to purchase 300,000 additional shares of Banyan common stock, vested immediately, as follows: 100,000 shares at 50 cents a share, expiring February 28, 1999; 100,000 shares at $1.00 a share, expiring August 31, 1999; and 100,000 shares at $2.00 a share, expiring August 31, 2000.

     As part of the Share Exchange Agreement, Banyan was empowered to appoint two Directors to the Company's Board of Directors. Banyan appointed its President and Chief Executive Officer, Cameron B. Yost, and its outside management and financial consultant, J. Scott Sitra.

     Subsequent to the Share Exchange Agreement, the Company elected to reclassify itself from an Internal Revenue Service subchapter "S" corporate classification to a subchapter "C" corporate classification and transition the closing day of its fiscal year from December 31st to June 30th.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Prior to the filing of this Registration Statement there has been no market for the Company's common stock, and there can be no assurance that a liquid and active market will ever develop, or if developed, that it will be sustained. Application is being made for the quotation of the Company's common stock on the OTC Electronic Bulletin Board market under the proposed trading symbol "ANYI."

     The initial trading price of the Company's common stock, once it is approved for trading, will be determined by the negotiation between the Company and the initial Market Maker posting bid and ask quotations for the Company's common stock, and will not necessarily bear any direct relationship to the Company's assets, earnings, book value or other generally accepted criteria of value.

     As of January 25, 1999, the Company had approximately 176 shareholders of record. This does not include shareholders who hold stock in their accounts at broker-dealers.

                                 DIVIDEND POLICY

     The Company has never declared or paid any dividends on its capital stock. The Company currently intends to retain all available funds and any future earnings of its business for use in the operation of its business and does not anticipate paying any cash or other dividends in the foreseeable future. The declaration, payment and amount of future dividends, if any, will depend upon the future earnings, results of operations, financial position and capital requirements of the Company, among other factors, and will be at the sole discretion of the Board of Directors.

                         SHARES ELIGIBLE FOR FUTURE SALE

     The Company is authorized to issue up to 50,000,000 shares of its common stock. If all warrants, stock options, and Employee Stock Ownership Program reserves are exercised and released, the Company would have 4,086,000 shares issued and outstanding (fully diluted basis). In such an event, the Company would have approximately 45,914,000 shares of authorized, but unissued, common stock available for issuance without further shareholder approval. Any issuance of additional shares of common stock may cause current shareholders to suffer significant dilution, which may adversely affect prevailing market prices, should a market for the Company's common stock ever develop.

     Additionally, in the event a market does develop for the Company's common stock, future sales of substantial amounts of common stock into the public market could adversely affect any prevailing market prices and the Company's ability to raise equity capital in the future.

     As of April 22, 1999, the Company had 3,074,400 shares of common stock issued and outstanding. Of these shares, 500,400 shares are currently restricted from resale pursuant to Section 4(2) of the Securities Act and Rule 144 thereunder. Subject to the volume and other restrictions of Rule 144, 185,000 of these shares become eligible for sale on August 22, 1999; 400 of these shares become eligible for sale on January 10, 2000; and 315,000 of these shares become eligible for sale on August 22, 2000.

     As of April 22, 1999, the Company had the following options to purchase shares of common stock outstanding:


No. of Options   Exercise Price   Vesting Period   Expiration Date
--------------   --------------   --------------   ---------------
500,000          $             1  Fully Vested    February 29, 2000
50,000           $            40  Fully Vested    April 1, 2002
25,000           $            75  Fully Vested    April 1, 2002
25,000           $           100  Fully Vested    April 1, 2002
10,000           $             3  Three Years     March 31, 2003
---------------
610,000

     The Company has not filed any registration statements with the SEC to register any of the common stock underlying any of these options. The Company anticipates filing a Form S-8 registration statement with the SEC in the future to register the common stock underlying these options, but until it files such a registration statement any shares of common stock issued to exercising option holders will be subject to the resale restrictions of Rule 144.

     On January 10, 1999, the Company set aside a reserve of 200,000 shares of common stock to establish an Employee Stock Ownership Program (ESOP). As of January 25, 1999, no shares had been issued or authorized for issue under the Company's ESOP. While it is anticipated this reserve will be sufficient to satisfy the needs of the Company's ESOP for the next several years, it is possible the Company could use the entire reserve at any time. common stock issued to employees through the Company's ESOP may or may not have any restrictions attached thereunder.

     In addition, because the 800,027 shares of common stock held by Banyan Corporation equates to an ownership level exceeding 10% of the total issued and outstanding shares of the Company's common stock, it is deemed a "control person" as defined in the Securities Act. While the shares of common stock owned by Banyan are not subject to any trading restrictions per se, control persons are always subject to the volume restrictions on sales of their holdings as defined in Rule 144 of the Securities Act. As such, Banyan may be limited to the number of shares it may sell during any given future period of time.

     In general, under Rule 144 as currently in effect, an affiliate of the Company or person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (two years for insiders) will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of the

Company's common stock or (ii) the average weekly trading volume of the Company's common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC. Sales made pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and the availability of current public information about the Company. A person (or persons whose shares are aggregate) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned the shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the limitations described herein.


     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

     On September 1, 1998, the Company engaged J. Paul Kenote, CPA, P.C. as its independent public accountants. The Company had no prior independent auditor.

                               RECENT DEVELOPMENTS

     On April 1, 1999, the Company underwent a restructuring whereby it placed its three operating Internet storefronts - www.anythingpc.com, www.anythingmac.com and www.anythingunix.com - into a wholly-owned subsidiary, AnythingPC Internet Corporation. As part of this restructuring, the Company's Board of Directors elected J. Scott Sitra as its new President and Chief Operating Officer and elected its former President, Robert C. Schick, as the Company's new Chief Technology Officer while appointing him President and Chief Executive Officer of the new AnythingPC division.

     Mr. Sitra's first year compensation package consists of a salary of one-dollar ($1) and options to purchase 100,000 shares of common stock at the following exercise prices: 50,000 at $40 a share, 25,000 at $75 a share and 25,000 at $100 a share.

     On April 13, 1999, the Company formally established a new business-to-business sales office in Tampa, Florida. The purpose of this facility is to focus on emerging business-to-business sales opportunities and relationships as more businesses shift their buying patterns to the Internet to maximize new buying efficiencies and lower costs. The facility is headed by Rich Baron, General Manager.

                              FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS AS OF JUNE 30, 1998 FOR THE FISCAL YEAR ENDING JUNE 30, 1998

CONTENTS

Independent  Auditor's  Report                                    F-1

Balance  Sheet                                                    F-3

Statement  of  Operations                                         F-4

Statement  of  Changes  in  Stockholders'  Equity                 F-5

Statement  of  Cash  Flows                                        F-6

Notes  to  Financial  Statements                                  F-7


                          INDEPENDENT AUDITOR'S REPORT


To  the  Board  of  Directors
Anything,  Inc.
Colorado  Springs,  Colorado

We have audited the accompanying balance sheet of Anything, Inc. as of June 30, 1998 and the related statements of operations, changes in shareholders' equity and cash flows for the period from August 15, 1997 to June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present, in all material respects, the financial position of Anything, Inc. at June 30, 1998 and the results of their operations and their cash flows for the period beginning

August 15, 1997 to June 30, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company is attempting to establish itself as a player in a very competitive market. It also has a substantial need for cash to finance its development stage and ongoing activities. These and other factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in
Note 6. The accompanying financial statements do not include any adjustments relating to the recover ability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.



/s/  J.  Paul  Kenote
J.  PAUL  KENOTE,  CPA,  P.C.
Portland,  Oregon

December  21,  1998

                            ANYTHING, INC.
                     (A Development Stage Company)

                            BALANCE SHEET

                            June 30, 1998

                                ASSETS

Current assets:
  Cash                                                     $42,114
  Accounts receivable, trade                                14,591
                                                           -------
                                                            56,705
                                                           -------

Furniture and fixtures:
  Office furniture and equipment                            14,461
  Less accumulated depreciation                              2,892
                                                           -------
                                                            11,569
                                                           -------

Other assets:
  Software development costs, net of
   Accumulated amortization of $4,088                       21,984
  Deposits                                                   1,380
                                                           -------
                                                            23,364
                                                           -------

                                                           $91,638
                                                           =======

                               ANYTHING, INC.
                        (A Development Stage Company)
                               BALANCE SHEET

                               June 30, 1998

                    LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
  Notes payable (Note 2)                                 $ 25,500
  Note payable - line of credit (Note 3)                   32,038
  Accounts payable, trade                                  17,441
  Accrued expenses                                          5,221
                                                         ---------
                                                           80,200
                                                         ---------

Commitment (Note 4)

Stockholders' equity:
  Common stock, no par value, 1,000,000 shares
   Authorized; 5,800 issued and outstanding                36,200
  Deficit accumulated during development stage (Note 6)   (24,762)
                                                         ---------
                                                           11,438
                                                         ---------
                                                         $ 91,638
                                                         =========


                          ANYTHING,  INC.
                   (A Development Stage Company)

                      STATEMENT OF OPERATIONS

        For the Period From August 15, 1997 to June 30, 1998


Sales                                                  $ 657,988

Cost of sales                                            613,322
                                                        ---------
Gross margin                                              44,666

Selling, general and administrative expenses              69,428
                                                        ---------

Excess of expenditures over revenues before
 income tax benefit                                      (24,762)

Income tax benefit (Note 5)                                    -
                                                        ---------
Net loss for the period                                 ($24,762)
                                                        =========
Earnings Per Share (basic)                                ($2.58)
                                                        =========



                                 ANYTHING, INC.
                          (A Development Stage Company)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

              For the Period From August 15, 1997 to June 30, 1998

                               Common Stock Issued
                              ----------------------    Retained     Total
                                Number      Amount      Deficit      Equity
                              ---------    ---------   ---------    ---------
Balance at August 15, 1997            -   $        -  $        -   $        -

Initial issuance @ $0/sh
(Richard Volker)                  4,200            -           -            -

Initial issuance @ $2.56/sh
(Robert Schick)                   3,200        8,200           -        8,200

Initial issuance @ $5.88/sh
(Alfred Delisle)                  1,700       10,000           -       10,000

Initial issuance @ $20/sh
(Bernard Sandoval)-cash              70        1,400           -        1,400

Issued for software
development costs @ $20/sh
(Bernard Sandoval)                  830       16,600           -       16,600

Return and retirement of
4,200 shares @ $0/sh
(Richard Volker)                 (4,200)           -           -       36,200

Net loss for the period                                  (24,762)      11,438
                              ---------    ---------   ---------    ---------
Balance at June 30, 1998          5,800   $   36,200    ($24,762)  $   11,438
                              =========    =========   =========    =========


                                 ANYTHING, INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS

              For the Period From August 15, 1997 to June 30, 1998

Cash flows from operating activities:
  Net operating deficit                                     ($24,762)
  Adjustments to reconcile net income to
   net cash provided by operating activities:
      Depreciation and amortization expense                    6,980
      Net changes in operating assets and liabilities:
         Accounts receivable                                 (14,591)
         Deposits                                             (1,380)
         Accounts payable and accrued expenses                22,662
                                                            ---------
  Net cash used by operations                                (11,091)
                                                            ---------

Cash flows from investment activities:
  Acquisition of office equipment                            (14,461)
  Software development costs incurred                        (26,072)
                                                            ---------
  Net cash used by investment activities                     (40,533)
                                                            ---------

Cash flows from financing activities:
  Proceeds from borrowing                                     57,538
  Sale of stock                                               36,200
                                                            ---------
  Net cash provided by financing activities                   93,738
                                                            ---------

Net cash increase                                             42,114

Cash at beginning of the period                                    -
                                                            ---------
Cash at end of the period                                  $  42,114
                                                            =========

Supplemental schedule of non-cash financing transactions:

  Issuance of 830 shares of common stock for software
   development services                                    $  16,600
                                                            =========

                                 ANYTHING, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                  June 30, 1998


NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES AND LINE OF BUSINESS:

Line  of  business:

Anything, Inc. was organized on August 15, 1997 as a Colorado corporation to market and distribute computers and related accessory products by using the Internet as the exclusive distribution channel.

Software  Development  Costs:

     It is the Company's policy to capitalize major software development activities to reflect the value of the software over its anticipated useful life. The Company amortizes this software over a three year period from the implementation of the software.

Revenue  Recognition:

     The Company recognizes income when product is shipped to customers either from the Company's inventory or when shipped from distributors' warehouses directly to the customer. The Company assumes the title to the product when it is shipped either to the Company or directly to the Company's customer.

Use  of  estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE  2  -  NOTES  PAYABLE:

Notes  payable  consist  of  the  following:

Note  payable  to  a  former  shareholder  of
the  Company  in exchange for  the  redemption
of  his stock.  The note is to be paid in four
unequal installments,is  non-interest  bearing
and is personally guaranteed by the  principal
shareholder of the Company. (The shareholders'
4,200 shares of stock were retired immediately
by  the  Company's  Board  of  Directors.)                               $15,000

Note payable to the parents of the  principal
shareholder of the company,  bearing interest
at  8%  per  annum  and  due  on  or  before
December  31,  1998.  The note  is  unsecured.                            10,500
                                                                         -------
                                                                         $25,500
                                                                         =======


NOTE  3  -  LINE  OF  CREDIT

To help finance the cost of inventory, Nations Credit Distribution Finance, Inc. has extended the Company, a credit line not to exceed $35,000. The interest rate applicable to each transaction will depending upon the vendor and the timeliness of repayment and will range from 0% to 18%. The credit line is unsecured.

NOTE  4  -  OBLIGATION  UNDER  LEASE  COMMITMENT:

The company leases approximately 2,000 square feet of office space under a non-cancelable lease agreement expiring May 31, 1999. The lease can be extended based on terms and conditions to be established at that time. The lease payment in comprised of a scheduled monthly base payment plus personal property taxes, insurance and utilities.

Future  minimum  annual  lease  payments  are  as  follows:

               Years Ending
                 June 30,              Amount
               -------------           ------

                   1999                14,080
                                       ------
                                       14,080
                                       ======


Lease expense incurred for the period from August 15, 1997 to June 30, 1998 was $4,244.

NOTE  6  -  CONTINUED  OPERATIONS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage company as defined in Financial Accounting Standard No. 7, Accounting and Reporting by Development Stage Enterprises (FAS-7). It is devoting substantially all of its effort to raise capital, developing markets and training personnel in order to generate significant operations. It is not certain that the Company will be able to obtain the financing required to fund the planned operations or retain sufficient management expertise to continue its planned business operations. These factors raise substantial doubt about the company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

NOTE  7  -  CHANGES  IN  STOCKHOLDERS'  EQUITY

Common  Stock  Transactions:

On August 18, 1997 the Company made its original issuance of 10,000 shares of common stock in return for future consideration:

     Robert  Schick           3,200  shares
     Alfred  Delisle          1,700  shares
     Richard  Voelker         4,200  shares
     Bernard  Sandoval          900  shares

In September 1997, Mr. Schick provided the Company with $8,200; in October 1997, Mr. Delisle provided $10,000; in January 1998, Mr. Sandoval provided $1,400 in cash and additionally provided the Company with web page design and development services which were valued at $16,600. In May 1998, the Company reached an agreement with Mr. Voelker to pay him for certain services provided by him and in return Mr. Voelker returned his 4,200 shares to the Company. The Board of Directors immediately retired these shares.

Common  Stock  Options:

     As of April 22, 1999, the Company had the following options to purchase shares of common stock outstanding:


No. of Options  Exercise Price   Vesting Period    Expiration Date
--------------  --------------   --------------    ---------------
500,000         $             1    Fully Vested   February 29, 2000
50,000          $            40    Fully Vested   April 1, 2002
25,000          $            75    Fully Vested   April 1, 2002
25,000          $           100    Fully Vested   April 1, 2002
10,000          $             3    Three Years    March 31, 2003
---------------
610,000

     The Company has not filed any registration statements with the SEC to register any of the common stock underlying any of these options. The Company anticipates filing a Form S-8 registration statement with the SEC in the future to register the common stock underlying these options, but until it files such a registration statement any shares of common stock issued to exercising option holders will be subject to the resale restrictions of Rule 144.

Additionally, on January 21, 1999 the Company established an Employee Stock Ownership Program by reserving 200,000 shares of Class A common stock for this purpose. No awards under this program have been made.

UNAUDITED  9-MONTHS  INTERIM  FINANCIAL  STATEMENTS  ENDING  MARCH  31,  1999


                       ANYTHING INTERNET CORPORATION
                       (A Development Stage Company)

                               BALANCE SHEET
                                (unaudited)

                               March 31, 1999

                                   ASSETS

Current assets:
  Cash                                                       $ 18,974
  Accounts receivable, trade                                   48,137
  Accounts receivable, terms                                   90,407
  Inventory                                                    60,647
  Prepaid expenses and other current assets                    16,730
                                                              -------
                                                              234,895
                                                              -------

Furniture and fixtures:
  Office furniture and equipment                               58,671
  Less accumulated depreciation                                10,619
                                                              -------
                                                               48,052
                                                              -------

Other assets:
  Software development costs, net of
   Accumulated amortization of $14,882                         39,244
  Notes receivable (Note 2)                                    86,023
  Deposits                                                      2,741
                                                              -------
                                                              128,008
                                                              -------

                                                             $410,955
                                                              ========


                          ANYTHING INTERNET CORPORATION
                          (A Development Stage Company)

                                  BALANCE SHEET
                                   (unaudited)

                                 March 31, 1999

                      LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
  Notes payable (Note 3)                               $  32,135
  Accounts payable                                       311,168
  Accrued interest                                            58
  Accrued expenses                                        36,174
  Prepaid sales                                            6,145
                                                         -------
                                                         385,679
                                                         -------

Stockholders' equity:
  Common stock, no par value, 50,000,000 shares
   Authorized; 3,074,400 issued and outstanding          427,900
  Deficit accumulated during development stage          (402,624)
                                                         --------
                                                          25,276
                                                         --------
                                                       $ 410,955
                                                         ========


                          ANYTHING INTERNET CORPORATION
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS
                                   (unaudited)

               For the Period From July 1, 1998 to March 31, 1999


                              - Nine Months Ending -     August 15,
                              March 31,     March 31,       1997
                                1998          1999      (inception)
                            ------------  ------------  to March 31,
                             unaudited     unaudited         1999
                            ------------  ------------  ------------
Sales                       $    99,136   $ 2,403,629   $ 3,058,352

Cost of sales                    93,622     2,311,403     2,926,359
                            ------------  ------------  ------------
Gross profit                      5,514        92,226       131,993

Selling, general and
administrative expenses          18,991       470,087       539,575

Net loss for the period         (13,477)     (377,861)     (407,582)

Earnings per share (basic)   (1) ($1.35)   (2) ($0.12)   (2) ($0.13)
----------------------------

(1) As of March 31, 1998, there were 10,000 shares of common stock issued and outstanding.
(2) As of March 31, 1999, there were 3,074,400 shares of common stock issued and outstanding.


                         ANYTHING INTERNET CORPORATION
                        (A Development Stage Company)

                           STATEMENT OF CASH FLOWS
                                 (unaudited)

           For the Period From July 1, 1998  1999 to  March  31,

                                 - Nine Months Ending -   August 15,
                                 March 31,    March 31,     1997
                                   1998        1999      (inception)
                                ---------    ---------   to March 31,
                                unaudited    unaudited       1999
                                ---------    ---------     --------
Cash flows from operating
activities:
   Net operating deficit         ($13,477)   ($377,861)   ($407,583)
   Adjustments to
    Reconcile net loss to
    net cash provided:
      Depreciation and
       Mortgage expense                 -       18,521       25,501
      Net changes in
       operating assets
       and liabilities:
         Accounts receivable       (1,021)    (124,054)    (135,280)
         Deposits                       -       (1,361)      (2,741)
         Other assets                   -      (77,277)     (77,377)
         Notes receivable          (1,862)     (18,023)     (18,022)
         Liabilities                7,478       37,156       42,318

         Accounts payable
          and accrued              11,529      318,824      345,055
          expenses               --------     --------     --------
   Net cash used by
    Operations                      2,647     (224,075)    (228,129)
  --------                       --------     --------     --------
Cash flow from investment
 activities:
   Acquisition of office
    equipment                      (4,399)     (44,211)     (58,671)
   Software development                 -      (28,054)     (54,126)
    costs incurred               --------     --------     --------
   Net cash used by
    investment activities          (4,399)     (72,265)    (112,797)

                                      F-15

Cash flow from financing
 activities:
   Loan repayments                      -      (40,000)           -
   Loan repaid in stock                 -            -       10,500
   Sale of stock                   19,600      200,000      219,600
   Stock issued in lieu of
    cash payments                       -       52,000       68,600
   Related part expenses
    paid in stock                       -       40,000       40,000
   Employee stock bonuses               -          400          400
   Stock issued for board
    of directors
    compensation                        -       20,800       20,800
   Net cash used by              --------     --------     --------
    Financing activities           19,600      273,200      359,900

Net increase (decrease)
 in cash                           17,848      (23,140)      18,974

Cash at beginning of the
 period                                 -       42,114            -
                                 --------     --------     --------
Cash at end of the period        $ 17,848     $ 18,974     $ 18,974
                                 ========     ========     ========
Supplemental schedule of
 Non-cash financing
 Transactions:

   Issuance of 20,000 common
    shares for 1998 board of
    directors compensation,
    valued at $0.04 a share                               $     800
   Issuance of 1.3 million
    common shares in lieu of
    cash payments, valued at
    $0.04 a share                                            52,000
   200,000 shares of Banyan
    Corporation (BANY)
    common stock, valued at
    $0.20 a share, received
    in a stock exchange and
    given to original stock
    holders                                                  40,000
   Stock bonus of 400 shares
    issued to employees,
    valued at $1 a share                                        400
   Issuance of 20,000 common
    shares for 1999 board of
    directors compensation,
    valued at $1.00 a share                              $   20,000
   Repayment of a note
    payable in 1,950 shares
    of common stock issued
    prior to the August 22,
    1998 restructuring                                   $   10,500



                          ANYTHING INTERNET CORPORATION
                          (A Development Stage Company)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                   (unaudited)

               For the Period From July 1, 1998 to March 31, 1999

                             Common Stock Issued
                              ------------------     Retained     Total
                              Number      Amount     Deficit     Equity
                              ------      ------     -------     ------
Balance at July 1, 1998         5,800   $   36,200   ($24,762)  $ 11,438

Debt retired for stock
@ $5.38/sh                      1,950       10,500          -     21,938

Retirement of old stock        (7,750)           -          -     21,938

Issuance of Class A common
stock for old stock in
Share Exchange Agreement      500,000            -          -     21,938

Purchase of Banyan stock
@ $0.04/sh                  1,000,000       40,000          -     61,938

Issued for consulting
Services @ $0.04/sh         1,300,000       52,000          -    113,938

1998 Board fees @ $0.04/sh     20,000          800          -    114,738

1999 Board fees @ $1.00/sh     20,000       20,000          -    134,738

Stock sale to investors
@ $1.00/sh                    200,000      200,000          -    334,738

Stock sale to investors
@ $2.00/sh                     34,000       68,000          -    402,738

                                      F-17

Shares to employees
@ $1.00/sh                        400          400          -    403,138

Net loss for the period                              (377,861)    25,277
  ---------                 ---------   ---------   ---------   --------
Balance at March 31, 1999   3,074,400   $  427,900  ($402,623)  $ 25,277
  =========                 =========   =========   =========   ========


                          ANYTHING INTERNET CORPORATION
                          (A Development Stage Company)

                          EARNINGS PER SHARE DISCLOSURE
                                   (unaudited)


                                             Interim Period from
                              Year Ended       July 1, 1998 to
                            June 30, 1998       March 31, 1999
                            --------------     ---------------
Net income (loss)                   ($24,762)        ($377,861)

Primary earnings per
share (EPS) (Note 5)                  ($2.58)           ($0.16)

Fully diluted earnings
per share (EPS)                       ($2.58)           ($0.16)



                                    For the Year Ended June 30, 1998
                                ---------------------------------------
                                   Income         Shares      Per-Share
                                (Numerator)   (Denominator)     Amount
                                -----------   -------------     -------
Income (loss) before
 extraordinary item and
 accounting change                 ($24,762)

Basic EPS
 Income (loss) available
 To common stockholders             (24,762)           9,600     ($2.58)
                                                                ========
Effect of Dilutive Securities
 (None)                                   -                -          -

Diluted EPS
 Income (loss) available to
 Common stockholders plus
 assumed conversions               ($24,762)           9,600     ($2.58)
                                ===========   ==============    ========



                              For the Interim Period Ended March 31, 1999
                              -------------------------------------------
                                   Income         Shares      Per-Share
                                (Numerator)   (Denominator)     Amount
                                -----------   -------------     ------
Income (loss) before
 extraordinary item and
 accounting change                ($377,861)

Basic EPS
 Income (loss) available
 To common stockholders            (377,861)       2,300,067     ($0.16)
                                                                 =======
Effect of Dilutive Securities
 Stock Options (500,000) (1)              -          388,889
 Stock Warrants (200,000)                 -           88,889

Diluted EPS
 Income (loss) available to
 Common stockholders plus
 assumed conversions              ($377,861)       2,300,067     ($0.16)
                                  =========       =========      =======

(1) Does not include 100,000 options with varying exercise prices granted to J. Scott Sitra, the Company's President and Chief Executive Officer, on April 1, 1999; 10,000 options with a $3 exercise price granted to Richard Baron, the Company's General Manager; nor a 200,000 share reserve for a Future Employee Stock Ownership Program (ESOP).

                          ANYTHING INTERNET CORPORATION
                          (A Development Stage Company)

           NOTES TO NINE-MONTH UNAUDITED INTERIM FINANCIAL STATEMENTS

                                 March 31, 1998


NOTE  1 - BASIS OF SIX-MONTH INTERIM FINANCIAL STATEMENT PREPARATION AND LINE OF
BUSINESS:

     The information presented as of December 31, 1998, and for the nine-month periods ending March 31, 1998 and March 31, 1999, has been prepared in accordance with generally accepted accounting principles for interim financial statements and has not been audited. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The results of operations for the interim periods shown in this report are not necessarily indicative of expected results for any future interim period or for the entire fiscal year. In the opinion of management, the unaudited interim financial statements includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of March 31, 1999, and results of its operations and cash flows for the nine-months ending March 31, 1998 and March 31, 1999, and the stockholders' equity for the nine-months ending March 31, 1999.

Line  of  business:

     Anything, Inc. was organized on August 15, 1997 as a Colorado corporation to market and distribute computers and related accessory products by using the Internet as the exclusive distribution channel. On August 28, 1998, Anything, Inc. changed its name to Anything Internet Corporation, which was made effective through an amendment to its Articles of Incorporation filed with the Secretary of State of Colorado on August 31, 1998.

Software  Development  Costs:

     It is the Company's policy to capitalize major software development activities to reflect the value of the software over its anticipated useful life. The Company amortizes this software over a three year period from the implementation of the software.

Revenue  Recognition:

     The Company recognizes income when product is shipped to customers either from the Company's inventory or when shipped from distributors' warehouses directly to the customer. The Company assumes the title to the product when it is shipped either to the Company or directly to the Company's customer.

NOTE  2  -  NOTES  RECEIVABLE

     On December 31, 1998, the Company loaned Robert C. Schick, President, $18,022.72 at a rate of 3% per annum. The note matures and is payable in full on December 31, 1999.

     On January 25, 1999, the Company issued 34,000 common shares to an investment banking firm in return for a $68,000 promissory note bearing interest at a rate of 8% per annum. The note matures and is payable in full on December 31, 1999.

NOTE  3  -  LINE  OF  CREDIT

     To help finance the cost of inventory, Nations Credit Distribution Finance, Inc. has extended the Company, a credit line not to exceed $35,000. The interest rate applicable to each transaction will depending upon the vendor and the timeliness of repayment and will range from 0% to 18%. The credit line is unsecured.

     The Company has also established a $50,000 line of credit with US Bank of Colorado Springs, Colorado. Payments are due on the 15th of each month and interest accrues at a rate of 10.45% per annum.

NOTE  4  -  CHANGES  IN  STOCKHOLDERS'  EQUITY

Common  Stock  Transactions:

     On August 18, 1997 the Company made its original issuance of 10,000 shares of common stock in return for future consideration to:

                                        Number  of
        Stockholder                   Shares  Issued
     ------------------               --------------
     Robert  Schick                       3,200
     Alfred  Delisle                      1,700
     Richard  Voelker                     4,200
     Bernard  Sandoval                      900

     The Company received the following compensation for these shares issuances: in September 1997, Mr. Schick provided the Company with $8,200; in October 1997, Mr. Delisle provided the Company with $10,000; in January 1998, Mr. Sandoval provided the Company with $1,400 and web page design and development services valued at $16,600. Additionally, in May 1998, the Company reached an agreement with Mr. Voelker to pay him for certain services provided by him and in return Mr. Voelker returned his 4,200 common shares to the Company. The Board of Directors immediately retired these shares.

     In August 1998, the Company exchanged 1,950 shares of common stock with Raymond Schick and in return Mr. Schick agreed to cancel of a promissory note for $10,500. Later, on August 22, 1998, the Company retired all existing shares of common stock in exchange for new Class A common shares as follows:

                           Number of   Number  of
                           Shares      Class A Common
                           Retired     Shares Issued
                          ---------   ---------------
     Robert  Schick           3,200          205,000
     Raymond  Schick          1,950          125,000
     Alfred  Delisle          1,700          110,000
     Bernard  Sandoval          900           60,000
                          =========   ===============
                              7,750          500,000

     Also on August 22, 1998, the Company purchased 200,000 shares of Class A common stock from Banyan Corporation in exchange for 1,000,000 shares of Class A common stock of the Company; the Banyan common stock was then issued to the Company's shareholders. In addition Banyan Corporation also granted the Company options to purchase 300,000 shares of Class A common stock, with 100,000 shares at $0.50 per share expiring on February 28, 1999 which was extended to now expire on August 31, 1999, 100,000 shares at $1.00 expiring on August 31, 1999 and 100,000 shares at $2.00 per share expiring on August 31, 2000. This transaction was valued at $40,000. Also on the same day, the Company also issued 1,300,000 shares of Class A common stock in exchange for management consulting, legal and investor relations services; these shares were issued to parties non-related to Banyan and the Company. In September 1998, the Company issued to the members of its Board of Directors 20,000 shares of Class A common stock (5,000 shares apiece) for services rendered. Finally in December 1998, the Company sold 200,000 shares of Class A common stock in a private placement. In January 1999, the Company issued 200 shares of Class A common stock to certain employees. The Company also issued 20,000 shares of Class A common stock to members of its Board of Directors (5,000 shares apiece) in January 1999 for services rendered in 1999. And lastly, in January 1999, the Company issued
34,000 shares to an investment banking firm for a $68,000 promissory note bearing interest at a rate of 8% per annum.


Common  Stock  Options:

     As of April 22, 1999, the Company had the following options to purchase shares of common stock outstanding:


No. of Options   Exercise Price   Vesting Period   Expiration Date
--------------   --------------   --------------   ---------------
500,000          $             1  Fully Vested    February 29, 2000
50,000           $            40  Fully Vested    April 1, 2002
25,000           $            75  Fully Vested    April 1, 2002
25,000           $           100  Fully Vested    April 1, 2002
10,000           $             3  Three Years     March 31, 2003
--------------
610,000

     The Company has not filed any registration statements with the SEC to register any of the common stock underlying any of these options. The Company anticipates filing a Form S-8 registration statement with the SEC in the future to register the common stock underlying these options, but until it files such a registration statement any shares of common stock issued to exercising option holders will be subject to the resale restrictions of Rule 144.

Additionally, on January 21, 1999 the Company established an Employee Stock Ownership Program by reserving 200,000 shares of Class A common stock for this purpose. No awards under this program have been made.

NOTE  5  -  EARNINGS  PER  SHARE  DISCLOSURE

Primary earnings per share were computed by dividing net income by the weighted-average number of common shares during the year. All warrants and stock options were considered anti-dilutive and not added to the number of common shares outstanding. The stock options and warrants cannot be used to repurchase stock as per FASB statement No. 128 because the stock, as of this time, is non-trading and has no declared value.

PART  II
-------

ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     The Company grants indemnification to the Company's officers and directors, present and former, for expenses incurred by them in connection with any proceeding that they are involved in by reason of their being or having been an officer or director of the Company. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

     Insofar as indemnification for liability arising under the Securities Act may be permitted to directors or officers the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director or officer of the Company in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, the Company will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

     Other expenses in connection for the issuance and distribution of the securities being registered hereby are set in the following table:



ITEM                                     AMOUNT
----                                    -------
SEC Registration Fee. . . . . . . . .  $   167
Transfer Agent Fees.. . . . . . . . .      350
State Securities Laws (Blue Sky) Fees    9,000
Accounting Fees . . . . . . . . . . .   10,000
Legal Fees. . . . . . . . . . . . . .    5,000
Printing and Engraving Costs. . . . .      150
Miscellaneous . . . . . . . . . . . .    2,000

     Total. . . . . . . . . . . . . .  $26,667

ITEM  26.  RECENT  SALES  OF  UNREGISTERED  SECURITIES

     On August 22, 1998, the Company underwent a capital restructuring whereby existing shareholders exchanged their original stock certificates for new stock certificates aggregating 500,000 shares of common stock and were awarded options to purchase an additional aggregate of 500,000 shares of common stock at $1.00 a share; all options expire on February 29, 2000. The common shares and options were distributed on a pro-rata basis; there were no changes in ownership percentages. These transactions were exempt from registration under Section 4(2) of the Securities Act and Rule 144 thereunder. Stock issued under these exemptions carries certain resale restrictions and the stock certificates bear restrictive legends.

     On August 22, 1998, the Company entered into a Share Exchange Agreement with Banyan Corporation, a publicly traded company listed on the OTC Electronic Bulletin Board under the trading symbol "BANY". Under the terms of the Share Exchange Agreement, the Company caused the issuance of 1,000,000 shares of its common stock to Banyan pursuant to exemptions under Section 4(2) of the Securities Act and Regulation D thereunder in exchange for 200,000 shares of Banyan common stock, issued pursuant to exemptions under Section 4(2) of the Securities Act and Rule 144 thereunder as a transaction not involving a public offering. The then market price for Banyan's common stock was $0.20 a share, resulting in an effective price of four cents a share for the Company's common stock.

In addition to the shares of Banyan common stock received, the Company was also granted options to purchase 300,000 additional shares of Banyan common stock, vested immediately, as follows: 100,000 shares at 50 cents a share, expiring February 28, 1999; 100,000 shares at $1.00 a share, expiring August 31, 1999; and 100,000 shares at $2.00 a share, expiring August 31, 2000.

     On August 22, 1998, the Company issued 1.3 million shares of its common stock to consultants for services rendered in connection with the formation of the Company, Internet market research and the preparation of the Company's business and marketing plan; these shares were issued to parties non-related to Banyan and the Company. The aggregate value of these services was $52,000, or $0.04 a share. These issuances were in transactions exempt from registration under Section 4(2) of the Securities Act and Regulation D, Rule 504 thereunder as transactions made to "sophisticated" Internet-savvy consultants by an issuer not involving a public offering.

     On September 28, 1998, the Company issued 20,000 shares of common stock to the members of its Board of Directors (5,000 shares to each of the Company's four directors) for their services as directors to the Company through December 31, 1998. Each share of common stock was issued at a price of $0.04 a share, or valued at $200 per director for an aggregate issuance of $800. These issuances were in transactions exempt from registration under Section 4(2) of the Securities Act and Regulation D, Rule 504 thereunder made to "sophisticated" Internet-savvy persons by an issuer not involving a public offering.

     In December 1998, the Company issued 200,000 "Units" at a price of $1.00 per Unit. Each Unit consisted of (i) one share of the Company's common stock and (ii) one redeemable stock purchase warrant entitling the holder to purchase one share of the Company's common stock at an exercise price of $3.00 a share. The Company may redeem the warrants upon not less than 30 days, nor more than 60 days, prior notice at any time prior to the warrants' expiration on December 31, 1999 at a price of $0.01 a warrant, provided that the closing bid quotation for the Company's common stock as reported by any quotation medium on which the Company's common stock is quoted is at least $4.00 for ten consecutive trading sessions ending on the two days prior to the day on which notice of the redemption is given. This transaction was exempt from registration under
Section 4(2) of the Securities Act and Regulation D, Rule 504 thereunder as a limited offering made to 23 "sophisticated" and "accredited" investors. This private placement was made by the Company's officers, directors and employees without the use of an underwriter or placement agent; all prospective investors were supplied with a full disclosure private placement memorandum prior to their investments being accepted by the Company.

     On January 10, 1999, the Company issued 200 shares of common stock to each Donald Horning and Robie Blair, employees of the Company. Should their employment continue at the Company, each will receive an additional 100 shares each quarter for the next eight quarters for an aggregate of 1,000 shares of common stock each. These transactions were and are anticipated to be exempt from registration under Section 4(2) of the Securities Act and Rule 144 thereunder. Stock issued under these exemptions carries certain resale restrictions and the stock certificates bear restrictive legends.

     On January 10, 1999, the Company set aside a reserve of 200,000 shares of common stock to establish an Employee Stock Ownership Program. This reserve, and its subsequent issuances, is exempt from registration under Section 4(2) of the Securities Act and Regulation D, Rule 504 thereunder as a transaction by an issuer not involving a public offering.

     On January 21, 1999, the Company issued 20,000 shares of common stock to the members of its Board of Directors (5,000 shares to each of the Company's four directors) for their services as directors to the Company through December 31, 1999. Each share of common stock was issued at a price of $1.00 a share, or valued at $5000 per director for an aggregate issuance of $20,000. These issuances were in transactions exempt from registration under Section 4(2) of the Securities Act and Regulation D, Rule 504 thereunder made to "sophisticated" Internet-savvy persons by an issuer not involving a public offering.

     On January 25, 1999, the Company issued 34,000 shares of common stock in exchange for $68,000, or $2.00 a share. This transaction was exempt from registration under Section 4(2) of the Securities Act and Regulation D, Rule 504 thereunder made to an "accredited" investor as a transaction involving a limited offering.

ITEM  27.  EXHIBITS

     The following is a complete list of exhibits filed as part of this Registration Statement, which are incorporated herein.

Exhibit
Number    Description
-------   ---------------------------------------------------------------------

3.1*      Articles  of  Incorporation
3.2*      Amendment  to  Articles  of  Incorporation
3.3*      Certificate  of  Incorporation
3.4*      By-Laws
4.1*      Specimen  copy  of  stock  certificate for  common stock, no par value
4.2* Specimen copy of Stock Purchase Warrant Certificate underlying the common shares being registered in this Registration Statement
5.1*      Opinion  and  Consent  of  William  M.  Ziering,  Esq.
10.1*     Lease Agreement for 3020 North El Paso, Ste. 103, Colorado Springs, CO
          80907,    dated  June  2,  1998
10.2** Lease Agreement for 1111 N. Westshore Blvd., Ste. 408, Tampa, FL 33607, dated January 20th, 1999
10.3** Equity Exchange Agreement between Banyan Corporation and Anything, Inc., dated August 19, 1998.
23.1***   May  15,  1999  consent  of  J.  Paul  Kenote,  CPA,  P.C.
23.2*     Consent  of  William M. Ziering, Esq. (included in Exhibit 5.1 herein)
27.1*     Financial  Data  Schedule  for  fiscal  year  ending  June  30,  1998
27.2*     Interim  Financial  Data  Schedule  for six-months ending December 31,
          1998.
27.3**    Interim  Financial  Data  Schedule  for  nine-months ending March 31,
          1999.
--------------------------------------------------------------------------------
*         Incorporated by reference to registration statement on  Form SB-2 (No.
          333-71785)  filed  February  4,  1999.
** Incorporated by reference to registration statement on Form SB-2 Amendment No. 1 (No. 333-71785) filed April 23, 1999.
*** Incorporated by reference to registration statement on Form SB-2 Amendment No. 2 (No. 333-71785) filed May 19, 1999.

ITEM  28.  UNDERTAKINGS

The  undersigned  Registrant  hereby  undertakes  as  follows:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement; and

     (iii)Include any additional or changed material information on the plan of distribution.

2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3. The undersigned Registrant will, for purposes of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of securities offered, and the offering of the securities at that time to be the initial bona fide offering.

4. For purposes of determining liabilities arising under the Securities Act, the information omitted from the form of the prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time the SEC declares it effective.

5. The undersigned Registrant will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado on this 12th day of June, 1999.

                                   Anything  Internet  Corporation



                                   By:  /s/  J.  Scott  Sitra
                                   -------------------------------------
                                   J.  Scott  Sitra
                                   President,  Chief  Executive  Officer  and
                                   Director

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.



Signature                       Title              Date

/s/ J. Scott Sitra
----------------------  President, Chief
J. Scott Sitra . . . .  Executive Officer and
                        Director               June 12, 1999
/s/ Robert C. Schick
----------------------
Robert C. Schick . . .  Chief Technology
                        Officer and Director   June 12, 1999

/s/ Cameron B. Yost
----------------------
Cameron B. Yost. . . .  Secretary, Treasurer
                        and Director           June 12, 1999

/s/ Alfred W. Delisle
----------------------
Alfred W. Delisle. . .  Business Development
                        Manager and Director   June 12, 1999